THE LIMITED PARTNER INTERESTS ISSUED PURSUANT TO THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS (THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE TERMS OF THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT AND
(2) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACTS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE MANAGING GENERAL PARTNER THAT THE TRANSFER OF THE LIMITED PARTNER INTERESTS IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACTS.


                       OLYMPUS COMMUNICATIONS, L.P.
                        SECOND AMENDED AND RESTATED
                       LIMITED PARTNERSHIP AGREEMENT


          THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT made as of the 28th day of February, 1995, by and among ACP Holdings, Inc., a Delaware corporation ("ACP Holdings"), as the managing general partner (the "Managing General Partner"), ACP Holdings, Inc., as a preferred limited partner (a "Preferred Limited Partner"), Cable GP, Inc. a Florida corporation ("Cable GP"), as the general partner (the "General Partner"), Cable LP III, Inc., a Florida corporation ("Cable LP III"), as the limited partner (the "Limited Partner"), Cable LP III, Inc., as a senior limited partner (the "Senior Limited Partner") and Cable LP III, Inc., as a preferred limited partner (a "Preferred Limited Partner" and together with the other Preferred Limited Partner, the "Preferred Limited Partners").


                                WITNESSETH:


          WHEREAS, Olympus Communications, L.P., a Delaware limited partnership (the "Partnership") was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") on October 27, 1989;

          WHEREAS, ACP Holdings, Inc. has served as the Managing General Partner, a Preferred Limited Partner and a Special Limited Partner of the Partnership, having been a party to and entered into a Limited Partnership Agreement of the Partnership as of December 19, 1989; and a First Amended and Restated Limited Partnership Agreement of the Partnership as of January 30, 1990 as amended by a First Amendment thereto dated as of June 13, 1990, a Second Amendment thereto dated as of March 18, 1992 and a Third Amendment thereto dated as of April 29, 1992 (collectively as amended, the "First Agreement"); and

          WHEREAS, each of the parties set forth on Exhibit A hereto (the "Withdrawing Limited Partners") is withdrawing from the Partnership as a Limited Partner, the Managing General Partner is withdrawing from the Partnership as a Special Limited Partner, Cable GP desires to acquire General Partner Interests and Cable LP III desires to acquire Limited Partner, Senior Limited Partner and Preferred Limited Partner Interests in the Partnership; and

          WHEREAS, the parties hereto wish to amend and restate the First Agreement for the purpose, among others, of admitting Cable GP as a General Partner and Cable LP III as a Limited Partner, Preferred Limited Partner and Senior Limited Partner to the Partnership and reflecting the capital contributions made or to be made on the date hereof by the Managing General Partner, the General Partner, the Limited Partner, the Senior Limited Partner and the Preferred Limited Partners pursuant to the terms hereof; and

          WHEREAS, Cable LP III and Cable GP are direct or indirect wholly-owned subsidiaries of Telesat Cablevision, Inc., a Florida corporation ("Telesat"), all of which are parties to that certain Investment Agreement ("Investment Agreement") dated as of even date herewith along with the Partnership, ACP Holdings, Adelphia Communications Corporation, and certain shareholders of Adelphia named therein, pursuant to which this Agreement is being executed and the transactions set forth herein are being consummated; and

          WHEREAS, the Partnership intends to, directly or indirectly, acquire, own, develop, operate, manage, maintain and invest in CATV Systems and other businesses and enterprises in the cable, communications and telecommunications industries generally.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound hereby, do covenant and agree to be bound by the terms of this Agreement.


                                 ARTICLE 1
                                DEFINITIONS

1.1 Definitions. As used herein the following terms shall have the following meanings:

          ACP - Adelphia Cable Partners, L.P., a Delaware limited partnership.

          ACP Holdings - ACP Holdings, Inc., a Delaware corporation.

          Adelphia - Adelphia Communications Corporation, a Delaware corporation.

          Adjusted Capital Account Deficit - With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations as the same may be amended from time to time and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-
          1(b)(2)(ii)(d)(6) of the Treasury Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

          Adjusted Capital Contribution - As of any day, a Partner's Capital Contributions reduced by the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d) and 7(e) hereof (other than distributions of the Senior Priority Return, Special Priority Return or Priority Return) and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership. In the event any Person transfers all or any portion of his Units or Interest in the Partnership in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Units or Interest.

          Affiliate(s) - Any Person who is in the Immediate Family of the Person in question, any Person who is an officer, director or holder of 10% or more of the outstanding equity of any Partner or any Person who is in the Immediate Family of any of the foregoing, or any Person who, directly or indirectly, controls, is controlled by or is under common control with the Person in question.

          Agreement - This Second Amended and Restated Limited Partnership Agreement, as originally executed and as amended from time to time, as the context requires. Words such as "herein," "hereinafter," "hereof," "hereby" and "hereunder" when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

          Capital Account(s) - The individual account(s) maintained by the Partnership with respect to each Partner as provided in Section
          3.8 of this Agreement.

          Capital Contribution(s) - The amount of cash or the agreed value of the property or services contributed by each Partner to the Partnership as provided in Article 3 and Section 9.4 of this Agreement.

          Cash Flow - means, for any period for which the amount thereof is to be determined, net income of the Partnership and its Direct Affiliates for such period plus interest expenses, management fees, depreciation, amortization, any rate refunds for prior periods, income taxes and other non-cash expenses to the extent deducted in arriving at net income, all determined in accordance with generally accepted accounting principles. Cash Flow will be determined without taking into account any extraordinary items.

          CATV - Community antenna television and satellite master antenna television.

          CATV Systems - The CATV and other telecommunications systems which have been or will be, directly or indirectly, acquired, owned, developed, maintained or operated by the Partnership or its Direct Affiliates, including any expansions or extensions thereof, and including any other plant, equipment or usage thereof for telephone, electronic security monitoring, personal communications and other telecommunications applications and purposes.

          Certificate - The Limited Partnership Certificate filed as provided in Section 2.5 hereof, as amended from time to time.

          Code - Internal Revenue Code of 1986, as amended from time to time.

          control - , including any correlative terms such as, controlling, controlled by, or under common control with, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          Depreciation - For each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, as required by Regulations Section 1.704-1(b)(2)(iv)(g)(3), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing General Partner.

          Direct Affiliate - Shall include ACP and any other entity as to which the Partnership owns, directly or indirectly, more than 50% of the equity interests of such entity. The Managing General Partner hereby represents and warrants that as of the date hereof, the Direct Affiliates of the Partnership wherein the Partnership owns less than 98% of the equity interests are Key Biscayne Cablevision, a Pennsylvania general partnership, and Palm Beach Group Cable Joint Venture, a Florida general partnership.

          General Partner - Cable GP, Inc., a Florida corporation, and any other Person admitted as a General Partner pursuant to Article 10.

          Gross Asset Value - With respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any assets contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

          (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing General Partner after consultation with the other Partners, as of the following times:

               (a) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

               (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property other than money, as consideration for an Interest in the Partnership; and

               (c) the liquidation of the Partnership for Federal income tax purposes within the meaning of Treasury Regulations
          Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (iii) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 7.7(B) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iii) to the extent the Managing General Partner determines that an adjustment pursuant to clause (ii) hereof is reasonably necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii);

          (iv) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

          (v) If the Gross Asset Value of an asset has been determined pursuant to Subparagraphs (i), (ii) or (iii) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          Immediate Family - The spouse, child, grandchild, grandparent, lineal descendant or ancestor, mother, father, sister, brother, niece or nephew, (whether natural or adopted) of a specified Person or any spouse of the foregoing.

          Indebtedness - All notes, drafts or other obligations for money borrowed, and trade debt.

          Interest - A Partner's share of the allocations and distributions of the Partnership as provided in Articles 7 and 9 and such Partner's other rights, obligations, duties and privileges under the Agreement or under applicable law, including without limitation Units, if applicable.

          Limited Partner - Cable LP III, Inc., a Florida corporation, and any other Person admitted as a Limited Partner pursuant to
          Article 10.

          Majority-in-Interest (or Other Specified Percentage in Interest)
          - The Partners whose aggregate Voting Percentages exceed 75% (or other specified percentage).

          Managing General Partner - ACP Holdings, Inc., a Delaware corporation, and any other Person admitted as a Managing General Partner pursuant to Article 10 or Section 11.5.

          Net Cash from Operations - The gross cash proceeds from Partnership operations less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the Managing General Partner. Net Cash from Operations shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

          Net Cash from Sales or Refinancings - The net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Partnership Property, less any portion thereof used to establish reserves, all as reasonably determined by the Managing General Partner. Net Cash from Sales or Refinancings shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions (other than in the ordinary course of business) of Partnership Property.

          Nonrecourse Deductions has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

          Partner(s) - The Managing General Partner, the General Partner, the Limited Partner, the Senior Limited Partner, the Preferred Limited Partners, the Special Limited Partners (if any), and any additional Partner admitted to the Partnership pursuant to this Agreement.

          Partnership - Olympus Communications, L.P., a Delaware limited partnership.

          Partnership Minimum Gain has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

          Partnership Property - All real and personal property acquired by the Partnership and any improvements and additions thereto, and shall include both tangible and intangible property.

          Person - An individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

          PLP Percentage Interest - As to each Preferred Limited Partner, the percentage determined by dividing such Preferred Limited Partner's Adjusted Capital Contributions to the Partnership by the total Adjusted Capital Contributions of all of the Preferred Limited Partners to the Partnership; the PLP Percentage Interests of each Preferred Limited Partner shall be reflected on Exhibit C hereto, as amended and supplemented from time to time.

          Preferred Limited Partners - ACP Holdings, Inc., Cable LP III, Inc. and any other Person admitted as a Preferred Limited Partner pursuant to Article 10.

          Priority Return - Means a sum equivalent to 16.5% per annum (computed on the basis of a year of 360 days and actual days elapsed) of a Preferred Limited Partner's Adjusted Capital Contribution from time to time during the period to which the Priority Return relates, which shall commence to accrue on and upon a Preferred Limited Partner's Capital Contribution and which shall be payable on March 31, June 30, September 30 and December 31.

          Profits and Losses - For each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
          Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss;

              (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations
          Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss;

             (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

              (iv) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with this Section 1.1; and

              (vi) Notwithstanding any other provision of this Section 1.1, any items which are specifically allocated pursuant to Sections 7.4, 7.5 and 7.6 hereof shall not be taken into account in computing Profits or Losses.

          Reserves - With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managing General Partner for operating expenses or in liquidation and the winding up of the Partnership's affairs.

          Rigas Family - means John J. Rigas, Doris N. Rigas, Timothy J. Rigas, Michael J. Rigas, James P. Rigas, Ellen K. Rigas, any of the Immediate Family of any of them, any of the respective estates or lineal descendants of any such Person, any trust created for the benefit of any such Persons (so long as one or more of the foregoing Persons is the controlling trustee) and, while and to the extent they are serving in such capacity, the executors, administrators or personal representatives of such Persons, and any corporation, partnership or other Person owned or controlled directly or indirectly by one or more members of the Rigas Family.

          Securities Act - The Securities Act of 1933, as amended, which contains, among other things, the Federal requirements for a limited, private placement offering of securities in Section 4(2) and in Regulation D promulgated pursuant to Sections 3(b) and 4(2) thereof.

          Senior Debt - The debt obligations that may be issued by the Partnership or its Direct Affiliates to a Partner or its Affiliates, subject to Sections 3.11 and 4.3(S) hereof and otherwise in accordance with this Agreement.

          Senior Limited Partner - Cable LP III, Inc. and any Person admitted as a Senior Limited Partner pursuant to Article 10.

          Senior Priority Return - means a sum equivalent to 16.5% per annum (computed on the basis of a year of 360 days and actual days elapsed), of a Senior Limited Partner's Adjusted Capital Contribution from time to time during the period to which the Senior Priority Return relates, commencing on and upon a Senior Limited Partner's Capital Contribution, and payable on March 31, June 30, September 30 and December 31, commencing on such payment date immediately following such Capital Contribution.

          Service - Internal Revenue Service.

          Special Limited Partner - Any Person admitted as a Special Limited Partner pursuant to Section 3.6 or Article 10.

          Special Priority Return - means a sum equivalent to 16.5% per annum (computed on the basis of a year of 360 days and actual days elapsed), of a Special Limited Partner's Adjusted Capital Contribution from time to time during the period to which the Special Priority Return relates, commencing on and upon a Special Limited Partner's Capital Contribution, and payable on March 31, June 30, September 30 and December 31, commencing on such payment date immediately following such Capital Contribution, provided that any Special Priority Return amount that is not paid on the date provided herein shall thereafter accrue Special Priority Return amounts at a rate of 18.5% per annum.

          Super Majority-in-Interest - The Partners whose aggregate Voting Percentages exceed 85%.

          Unit - An interest in the Partnership as a Managing General Partner, General Partner or Limited Partner which shall represent a Capital Contribution to the Partnership of $1,000. A Capital Contribution of such a Partner in excess of an even multiple of $1,000 shall be represented as a fraction of a Unit as appropriate. Units shall mean all of the Units of the Partnership then outstanding. Exhibit D attached hereto, as amended and supplemented from time to time, shall reflect the number of Units held by each Partner. The Senior Limited Partner, Preferred Limited Partners and the Special Limited Partners shall not hold Units in such capacities.

          Voting Percentage - That percentage determined by dividing the Units of a Partner by the total Units of all the Partners then outstanding.


                                 ARTICLE 2
                              THE PARTNERSHIP

2.1 Name. The name of the Partnership shall be Olympus Communications, L.P.; provided, however, that the business of the Partnership may be conducted from time to time under any other name designated by the Managing General Partner; provided that the Managing General Partner files the necessary fictitious name affidavit or other certificates required by the applicable jurisdiction.

2.2 Offices. The executive office of the Partnership shall be located at P.O. Box 472, 5 West Third Street, Coudersport, Pennsylvania 16915. The Partnership shall maintain such other offices, including one or more business offices for the CATV Systems, as the Managing General Partner shall determine.

2.3 Purposes. The purpose of the Partnership shall be generally to engage in the media, telecommunications, and communications businesses including, without limitation, the competitive access/alternate access business, electronic security monitoring, the acquisition, directly or indirectly, of CATV Systems, debt or equity interests in entities that own or operate CATV Systems or are otherwise engaged in the media, telecommunications or communications business, to engage in the business of owning, operating, developing, maintaining, managing, promoting, selling and disposing of CATV Systems, to engage in the business of owning, selling and disposing of debt or equity interests in entities that own or operate CATV Systems or are otherwise engaged in the media, telecommunications or communications business, and any other activity necessary, appropriate, desirable or incidental thereto or related generally to the media, telecommunications or communications businesses, subject to obtaining Partner consents, if any, required under the terms of this Agreement prior to engaging in any such activities. It shall be an objective and the intent of the Partnership and the Partners, through themselves and through the Partnership and their respective parent entities and Affiliates, to seek, explore, identify and promote areas of potential further joint venturing, cooperation, investment, strategic alliance and enterprise among the Partners with respect to the media, telecommunications and communications businesses, including without limitation potential areas such as personal communication services, alternate access and other telephone services, and fiber optics applications generally, subject to obtaining Partner consents, if any, required under the terms of this Agreement.

2.4 Authority of the Partnership. In order to carry out its purposes, and not in limitation thereof, the Partnership is empowered and authorized to do any and all acts proper or otherwise reasonably necessary, appropriate, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes, including, but not limited to, the following, subject to obtaining Partner consents, if any, required under the terms of this Agreement:

          (A) Acquire, construct, operate, maintain, improve, extend, expand, buy, own, sell, convey, assign, mortgage, pledge, hypothecate or otherwise encumber, refinance, rent or lease, all whether directly or indirectly, all or any portion of the CATV Systems, other real or tangible or intangible personal property or any interest therein;

          (B) Acquire and hold ownership interests in other legal entities that directly or indirectly own CATV Systems;

          (C) Engage in any kind of activity, and engage in, perform and carry out contracts and agreements of any kind necessary to, in connection with, or incidental to, accomplishing the purposes of the Partnership;

          (D) Borrow money and issue evidences of indebtedness in furtherance of the Partnership business, refinance indebtedness, guarantee the obligations of other Persons and secure any such indebtedness or guarantees by mortgage, security interest, hypothecation, or other lien;

          (E)  Maintain and operate the Partnership's assets;

          (F) Negotiate for and conclude agreements for the acquisition, construction, expansion, improvement, management, operation, sale, exchange, or other disposition of all or any part of the assets of the Partnership;

          (G) Hire and compensate employees, agents, independent contractors, attorneys, and accountants; and

          (H)  Bring and defend actions in law or in equity.

2.5 Execution and Filing of the Certificate. The Limited Partnership Certificate dated October 25, 1989, was filed in the office of the Secretary of State of Delaware on October 27, 1989, and was amended by that Amended Limited Partnership Certificate dated October 29, 1992 and filed in the office of the Secretary of State of Delaware on November 4, 1992.
          Whenever it shall become necessary or appropriate to amend or restate the Certificate, the Managing General Partner shall timely file an amended or restated Certificate, and the Managing General Partner shall do and continue to do all other things as may be required or advisable to maintain the Partnership as a limited partnership existing pursuant to the laws of the State of Delaware and as provided herein. Each Partner hereby authorizes the Managing General Partner, by its duly authorized officers, to execute the Certificate and any such amendments thereto on his/its behalf as his/its attorney-in-fact and to file or record the Certificate and such other documents as may be reasonably required or advisable with respect thereto. The Managing General Partner shall promptly provide to the General Partner and Limited Partner copies of the Certificate and any amendments thereto.

2.6 Other Qualifications. The Partners agree that the Partnership shall exist under the laws of the State of Delaware and, to the extent that the business of the Partnership is conducted in any jurisdiction other than Delaware, the Managing General Partner shall cause the Partnership to qualify to do business under the laws of such other jurisdiction to the extent necessary or desirable to do business in such jurisdiction and/or to promote the limitation of liability for the Limited Partner, the Preferred Limited Partners and any Special Limited Partners in such jurisdiction, including, without limitation, pursuant to
          Section 6.1(C). Each Partner hereby authorizes the Managing General Partner, by its duly authorized officers, to execute on his/its behalf any document and to take any other action which may be necessary or desirable in order to permit the Partnership to do business (or facilitate the doing of business) in any such jurisdiction and to secure the limitation of liability for the Limited Partner, the Preferred Limited Partners and the Special Limited Partners.


                                 ARTICLE 3
                              CAPITALIZATION

3.1 Capital Contribution of the Managing General Partner. The Managing General Partner shall make or shall have made a Capital Contribution to the Partnership as set forth and described on Exhibit B hereto. It is the intent of all parties hereto that at all times the Managing General Partner will own at least 50% of the total Units in the Partnership.

3.2 Capital Contributions of the General Partner. The General Partner shall make a Capital Contribution to the Partnership as set forth and described on Exhibit B hereto.

3.3 Capital Contribution of the Limited Partner. The Limited Partner shall make a Capital Contribution to the Partnership as set forth and described on Exhibit B hereto.

3.4 Capital Contribution of the Preferred Limited Partners. The Preferred Limited Partners each shall make or shall have made a Capital Contribution to the Partnership as set forth and described on Exhibit B hereto.

3.5 Capital Contribution of a Special Limited Partner. A Special Limited Partner's capital contribution made pursuant to and as set forth in Section 3.7, if any, shall be set forth and described on Exhibit B hereto.

3.6 Capital Contributions of the Senior Limited Partner. The Senior Limited Partner shall make a Capital Contribution to the Partnership as set forth and described on Exhibit B hereto.

3.7       Additional Capital Contributions.

          (A) Except as provided in Section 9.4 (relating to a deficit repayment obligation) and this Section 3.7, the Partners will not be required or permitted to make additional Capital Contributions to the Partnership without the consent of a Majority-in-Interest required by Section 4.7(F). The Preferred Limited Partners may make optional additional Capital Contributions to the Partnership, as set forth in Section 3.7(C) below, at such times, on such terms and, subject to the limitations of Section 3.7(E), in such amounts as the Managing General Partner determines are necessary:

               (1) To provide adequate funds for the operation of the business or for working capital purposes of the Partnership;

               (2) To satisfy the obligations of the Partnership or its Direct Affiliates under any loan to the Partnership or its Direct Affiliates by a lender which is not a Partner or an Affiliate of a Partner, or otherwise to meet the liquidity needs of the Partnership or its Direct Affiliates including but not limited to capital expenditures in the ordinary course;

               (3) Without limiting (1) or (2) above, to the extent necessary to pay any obligation (including obligations resulting from the occurrence of any unforeseen event or circumstance) of the Partnership or its Direct Affiliates, or to prevent an impending default or violation of law by the Partnership or its Direct Affiliates, if the Managing General Partner reasonably determines that the failure to pay could have a material adverse effect on the financial condition, prospects or operations of the Partnership or its Direct Affiliates;

          provided that, even if any or all of the foregoing conditions shall exist, the Managing General Partner shall not be obligated to make a Capital Call.

          (B) Upon a determination that additional Capital Contributions are so required, the Managing General Partner will cause a written notice (the "Capital Call") to be delivered to each of the Preferred Limited Partners setting forth the amount of the requested additional Capital Contributions and a reasonable description of the reasons therefor under
               Section 3.7(A)(1), (2) or (3). This notice will, with respect to the requested additional Capital Contributions, set forth each Partner's respective PLP Percentage Interest in the Partnership immediately prior to such Capital Call, the terms of payment, the contribution date ("Contribution Date") upon which the contribution is due and payable, and a description of the purposes for which the additional Capital Contributions will be used.

          (C)  The Capital Call shall proceed as follows:

               (1) Each of the two Preferred Limited Partners (as described in Section 3.7(C)(1)(e) below) shall be given the opportunity, but shall not be obligated, to contribute its pro-rata portion (based upon its PLP Percentage Interest) of the required additional Capital Contribution within fifteen (15) business days of the Capital Call (each such pro-rated amount to be subject to the limitations of Section 3.7(E)). As between the two Preferred Limited Partners, if one (a "Greater Purchaser") contributes more than its pro-rata portion (based upon its PLP Percentage Interest) of all actual contributions made by the two Preferred Limited Partners with respect to such Capital Call for additional Capital Contributions,

                    (a) the Greater Purchaser shall have purchased additional Preferred Limited Partner Interests in an amount equal to the product of (i) a fraction, the numerator of which is its PLP Percentage Interest and the denominator of which is the PLP Percentage Interests of the other Preferred Limited Partner (the "Lesser Purchaser"), multiplied by (ii) the total amount of contributions by the Lesser Purchaser;

                    (b) the Greater Purchaser shall have purchased additional Special Limited Partner Interests in an amount equal to the difference between
                          (i) the total additional Capital
                          Contributions of the Greater Purchaser with respect to the Capital Call less (ii) the portion thereof determined to have been contributed in exchange for Preferred Limited Partner Interests pursuant to
                          Section 3.7(C)(1)(a);

                    (c) the Lesser Purchaser shall have purchased additional Preferred Limited Partner
                          Interests in the amount of and in exchange for its additional Capital Contribution with respect to the Capital Call;

                    (d)   the Greater Purchaser shall have the
                          opportunity, but not the obligation, to
                          purchase additional Special Limited Partner
                          Interests in an aggregate amount equal to the remaining capital required by the Capital Call but not contributed pursuant to Sections 3.7(C)(1)(a), (b) and (c), within fifteen (15) days after the Contribution Date; and

                    (e) for purposes of this Section 3.7(C), (i) the aggregate of all Preferred Limited Partner Interests originally held by ACP Holdings on the date of original execution of this Agreement or otherwise acquired by ACP Holdings or direct or indirect assignees of ACP Holdings pursuant to the terms hereof shall be deemed to be held by one Preferred Limited Partner (the "ACP Preferred Limited Partner") and (ii) the aggregate of all Preferred Limited Partner Interests originally held by Cable LP III, Inc. on the date of original execution of this Agreement or otherwise acquired by Cable LP III, Inc. or direct or indirect assignees of Cable LP III, Inc. ("Telesat Transferees") pursuant to the terms hereof shall be deemed to be held by the other Preferred Limited Partner (the "Telesat Preferred Limited Partner").

               (2) The rights of the ACP Preferred Limited Partner or the Telesat Preferred Limited Partner, as the case may be, to make additional Capital Contributions pursuant to this Section 3.7 may be assigned to any other direct or indirect wholly-owned subsidiary of Adelphia or Telesat, respectively.

          (D) Exhibits B and C to this Agreement will be updated to reflect the additional Capital Contributions made pursuant to this Section 3.7.

          (E) The amount of any Capital Call that the Managing General Partner is authorized to make to either Preferred Limited Partner described in Section 3.7(C)(1)(e) shall not exceed the respective Capital Call Basket for such Preferred Limited Partner immediately before such Capital Call is made. The "Capital Call Basket" for each of the two respective Preferred Limited Partners described in Section 3.7(C)(1)(e) shall be

               (a) the sum of (x) the aggregate amount of all distributions made to such Preferred Limited Partner pursuant to Section 7.3 hereof (which does not include the distribution pursuant to Section 1.06(b)(2) of the Investment Agreement) with respect to its Preferred Limited Partner Interests plus (y) the aggregate amount of all interest paid to such Preferred Limited Partner or its Affiliates with respect to Senior Debt, plus (z) in the case of the Telesat Preferred Limited Partner, the aggregate amount of Senior Priority Return paid to the Senior Limited Partners in each case within the prior twelve-month period (which period shall in no event begin earlier than the date of this Agreement);

               minus (b) the aggregate amount of all additional Capital Contributions made by such Preferred Limited Partner in exchange for additional Preferred Limited Partner Interests issued to such Preferred Limited Partner pursuant to Section 3.7(C) within the prior twelve-month period (which period shall in no event begin earlier than the date of this Agreement).

3.8       Capital Accounts.

          (A) A separate Capital Account shall be established and maintained for each Partner in accordance with Code
               Section 704 and Treasury Regulation Section 1.704-1(b) and the following provisions:

               (i) Generally, the Capital Account of a Partner shall consist of the Partner's initial Capital Contribution increased by: (1) any additional Capital Contributions in cash; (2) the fair market value of any Capital Contribution of property in kind (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to, under Section 752 of the Code); and (3) such Partner's share of Partnership Profits (or items thereof), including income and gain exempt from tax, and decreased by (1) distributions in cash to such Partner; (2) the fair market value of property distributed in kind to such Partner (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to, under Section 752 of the Code); (3) such Partner's share of Partnership Losses; and (4) such Partner's share of expenditures of the Partnership described or treated as described in Section 705(a)(2)(B) of the Code including but not limited to syndication costs.

              (ii) In the event any Interest in the Partnership is transferred in accordance with Article 10 of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

             (iii) In the event the Gross Asset Values of Partnership assets are adjusted pursuant to Section 1.1 hereof, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

              (iv) The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Managing General Partner may make such modification, provided that it would not have a material effect on the amounts distributable to any Partner pursuant to Articles 7 and 9 hereof and provided written notice thereof is promptly given to all Partners. The Managing General Partner also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

3.9 No Return of or Interest on Capital; No Partition. All Capital Contributions shall be expended by the Managing General Partner in furtherance of the business of the Partnership and in accordance with the Budgets. Except as specifically provided in this Agreement, no Partner shall be entitled to withdraw any amount from his Capital Account, demand a return of any amount of his Capital Contribution or be paid interest on his Capital Contribution or his Capital Account. Each Partner waives his right to partition Partnership Property. The foregoing shall not constitute a waiver of any Partner's rights upon dissolution of the Partnership. Except as provided in Section 9.4, the Managing General Partner will have no personal liability for the repayment of the Capital Contributions or Capital Account of any Partner.

3.10 Third Party Beneficiaries. The rights of the Partners to make additional Capital Contributions under the terms of this Agreement are not to be construed as conferring any rights or benefits on any third party, including, but not limited to, the holder of any obligation or indebtedness of the Partnership or any obligation secured by a mortgage, deed of trust, or other encumbrance upon Partnership assets.

3.11 Senior Debt. Each Partner acknowledges that the Senior Debt is and is intended to be a valid debt instrument of the Partnership enforceable against it by the holder of the Senior Debt in accordance with its terms and that the loan proceeds are not part of the Partnership's equity capital for any purpose; and each Partner hereby waives (i) any right to assert a contrary position in any legal or equitable proceeding or otherwise, and
          (ii) any right to seek or benefit from equitable subordination of the Senior Debt to the claims of any Partner vis a vis the Partnership and/or any other Partner. Each Partner agrees that for all purposes (including without limitation, construing and/or giving effect to the provisions of this Agreement) concerning the relative rights and obligations (i) among themselves as Partners and (ii) between each of them and the Partnership, the Senior Debt shall be treated as if the matters acknowledged in the preceding sentence were true, even if a court or other authority of competent jurisdiction were to determine the Senior Debt or any provision thereof to be unenforceable, recharacterize the loan proceeds of the Senior Debt as equity or otherwise fail or refuse to give effect to all of the provisions of the Senior Debt as written, including without limitation through application of the doctrine of equitable subordination. Until all interest currently due and payable on the Senior Debt has been paid in full in accordance with its terms as written, each Partner (i) agrees that under no circumstance shall any Partner be entitled to receive any distribution of money or property of any kind in respect of such Partner's Interest as a Partner in the Partnership to which it is entitled under the terms of this Agreement and applicable law, nor shall the Partnership have any obligation or right to make any such distribution, and (ii) hereby waives any right of setoff it might otherwise have with respect to any obligation it may at any time owe to the Partnership, provided that clause (i) immediately above shall not apply with respect to the distribution to Cable LP III pursuant to Section 1.06(b)(2) of the Investment Agreement, which may be made regardless of any outstanding interest due on the Senior Debt. The amounts of Senior Debt held by the Partners as of the date of this Agreement is set forth on Exhibit F hereto.


                                 ARTICLE 4
                       MANAGEMENT OF THE PARTNERSHIP

4.1 Rights and Duties of Partners, Control. The General Partner and the Limited Partner shall take no part in the control, direction, or operation of the affairs of the Partnership other than to exercise the rights specifically provided in this Agreement and by law, nor shall any of them have the power to act for or bind the Partnership. No prior consent or approval of the General Partner or the Limited Partner shall be required in respect of any act or transaction to be taken by the Managing General Partner or the Partnership unless otherwise specifically provided in this Agreement. The Preferred Limited Partners, the Senior Limited Partners and the Special Limited Partners shall take no part in the control, direction or operation of the affairs of the Partnership and shall have no right to vote on, consent or approve any matters relating to the Partnership except as expressly provided in Section 12.6 or elsewhere herein.

4.2 Fiduciary Duties of the Managing General Partner. The Managing General Partner shall have fiduciary responsibility for, among other things, the safekeeping and use of all funds and assets of the Partnership.

4.3 Power of the Managing General Partner. Except as otherwise provided in this Agreement and subject to the provisions of Sections 4.4, 4.7 and 4.8, the Managing General Partner shall have the complete and exclusive right, power and authority to manage and control all of the business, affairs, assets and properties of the Partnership and its Direct Affiliates and is authorized and empowered to carry out and implement any and all of the purposes of the Partnership subject to the terms of this Agreement. The Managing General Partner shall be required to devote to the conduct of the business of the Partnership such time and attention as is reasonably necessary or desirable. Without limiting the generality of this Section 4.3, but expressly subject to the limitations specifically set forth in this Agreement, the Managing General Partner is authorized and directed on behalf of the Partnership to do any and all acts necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes of the Partnership, including but not limited to the following (which may be carried out or accomplished through, in or by the Partnership or any of its Direct Affiliates):

          (A) Expend the capital and revenues of the Partnership in furtherance of Partnership business and exercise the authority of the Partnership as provided in Section 2.4;

          (B) Directly or indirectly acquire and convey real property and tangible and intangible personal property and interests therein including, without limitation, partnership interests in limited or general partnerships, stock and other equity interests in corporations, notes, debentures and other debt obligations, franchises, pole attachment agreements, leases, easements, rights of way, and the sale and leasing back of any such real and personal property;

          (C) Open, maintain, and close bank accounts, and draw checks and other orders for the deposit and payment of money;

          (D) Incur indebtedness as may be reasonably necessary or appropriate in connection with the business of the Partnership; refinance all or substantially all of the indebtedness of the Partnership or any CATV System (whether in the same or a greater or lesser amount or with the same or a different lender and at a greater or lesser interest rate); make, issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, loan agreements, and other instruments and evidences of indebtedness, and secure the payment thereof by mortgage, hypothecation, pledge, or other assignment, or granting of security interests in all or any part of the properties then owned or thereafter acquired by the Partnership;

          (E) Grant any mortgage, encumbrance, pledge, hypothecation, or other security device in Partnership property; obtain secondary or other financing, and prepay in whole or in part any indebtedness; increase, modify, consolidate, or extend any loan or any mortgage, encumbrance, pledge, hypothecation, or other security device given as security therefor;

          (F) Execute and deliver deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements and any and all other instruments reasonably necessary or incidental to the conduct of the business of the Partnership, including, without limitation, such instruments and documents as may be requested by any lending institution;

          (G) Make investments in interest-bearing and non-interest bearing bank deposits, money market funds, and other prudent short-term investments (excluding investments in Adelphia or Affiliates of Adelphia) pending expenditure or distribution of the Partnership's funds, or make such investments in order to provide a source from which to meet Partnership contingencies;

          (H) Subject to Section 4.4, enter into agreements and contracts with third parties, terminate such agreements, and institute, defend, and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

          (I) Maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures which are to be true and complete in all material respects;

          (J) Purchase, at the expense of the Partnership, liability, casualty, fire, and such other insurance and bonds to protect the Partnership's properties and business and to protect the Partners as would normally be carried by an experienced and prudent entity in the business in which the Partnership is engaged, which insurance shall be endorsed to be primary to any insurance carried by the Partners individually;

          (K) Sell, lease, trade, exchange, or otherwise dispose of all or any portion of the assets of the Partnership;

          (L) Employ, at the expense of the Partnership, investment advisors, consultants, accountants, attorneys, brokers, engineers, escrow agents, and other agents or employees and terminate such employment; provided, any such Persons may also serve or have served in similar capacities for any of the Partners or their Affiliates;

          (M) Subject to Section 8.6, determine the accounting methods and conventions to be used in the preparation of all tax returns and make such elections as it deems reasonably appropriate under the Code and tax laws of the states and other jurisdictions as to the treatment of items of income, gain, loss, deduction, and credit of the Partnership, or any other method or procedure related to the preparation of tax returns, provided, however, that any such tax elections shall be made with the objective of maximizing current tax benefits to the Partnership;

          (N) To the extent funds of the Partnership are sufficient therefor, the Managing General Partner may maintain a reserve for operating expenses in such amount or amounts as may reasonably be deemed necessary by the Managing General Partner for the proper conduct of the ongoing operation and business of the Partnership. In addition, to the extent of available funds, the Managing General Partner may maintain a replacement reserve account in an amount deemed reasonable by the Managing General Partner for the purpose of improvement and replacement of and additions to fixtures and equipment as well as capital improvements to the CATV Systems. To the extent it may deem reasonably necessary or advisable, the Managing General Partner shall be entitled to spend funds deposited in the replacement reserve account, as well as any other funds of the Partnership, for the acquisition, construction, repair, replacement, maintenance, and/or improvement of the CATV Systems;

          (O) Determine if the Partnership has any cash available for distribution to the Partners and, if any, to make cash distributions as provided in Article 7 hereof (subject to any contractual or other restrictions applicable to the Partnership);

          (P) Prepare or cause to be prepared in conformity with good business practice and applicable legal requirements all reports that are to be furnished to the Partners or that are required by taxing bodies or other governmental authorities or agencies or by applicable law, including financial statements and reports as provided in Article 8 hereof;

          (Q) Enter into, make and perform such contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the business of the Partnership, and to do any act or to execute any document on behalf of the Partnership as the Managing General Partner, in its sole discretion, may deem reasonably necessary, convenient, incidental or appropriate to the furtherance of the business of the Partnership;

          (R) Exercise the power of attorney as provided in Section 12.2 hereof and on behalf of each General Partner, Limited Partner, Preferred Limited Partner and Special Limited Partner;

          (S) Other than the Senior Debt described on Exhibit F, make loans to the Partnership or a Direct Affiliate, in its sole discretion in an aggregate amount outstanding at any time of up to $5,000,000 of Senior Debt; provided that the Managing General Partner shall offer to Telesat in writing the opportunity to make or take a portion of any such loan on the basis of the aggregate PLP Percentage Interest held by the Telesat Preferred Limited Partners, or in such greater amount as the Managing General Partner shall offer, which offer shall be made no later than seven (7) business days after such loan has been made and which offer Telesat shall respond to in writing within fifteen
               (15) business days as to such proportionate amount or greater amount, if any, as it may determine, or shall be deemed to have declined such offer if no such response is received by the Managing General Partner within such fifteen (15) business day period;

          (T) Take all actions as it may deem reasonably necessary or appropriate with respect to the registration and qualification or exemption therefrom of the offer and sale of Interests in the Partnership, make appropriate filings under applicable Federal and state securities laws, admit or reject any Limited or General Partner's subscription on behalf of the Partnership, and incur and pay legal, accounting, consulting, and other fees in connection therewith;

          (U) Subject to Section 17.05 of the Investment Agreement, reimburse the Managing General Partner and its Affiliates for all costs and expenses reasonably incurred by the Managing General Partner or such Affiliates with respect to the organization and operation (including without limitation expenses and costs related to financings and acquisitions) of the Partnership as amended hereby;

          (V) Enter into management agreements providing for an aggregate amount of management fees of up to five percent of the gross revenues of the Partnership and its Direct Affiliates, including management agreements with one or more Partners and their Affiliates, provided that in any fiscal year the Partnership shall be authorized to accrue or pay management fees to parties other than the Partnership or its Direct Affiliates only in an amount up to the amount of management fees earned by the Partnership and its Direct Affiliates for providing management services to parties other than the Partnership or its Direct Affiliates; and

          (W) Take all actions reasonably necessary or appropriate with respect to the consummation of the transactions contemplated by the agreements described or referenced in Sections 1.06, 1.08, and 3.02 of the Investment Agreement.

          (X) Subject to compliance with Section 4.7(E), take all actions reasonably necessary or appropriate in order to consummate the Refinancing of the bank indebtedness of the Partnership and its Direct Affiliates as such term is defined and described in Section 3.01 of the Investment Agreement.

4.4       Partners and Their Affiliates Dealing with the Partnership.

          (A) Subject to Section 4.7, the fact that any Partner, including the Managing General Partner, or any Affiliate of Adelphia or the Managing General Partner, or any officer or director of any of the foregoing, is employed by, or is directly or indirectly interested in or affiliated or connected with an enterprise engaged by the Managing General Partner to sell or lease property, perform or provide services or make loans to the Partnership shall not prohibit the Managing General Partner from employing such enterprise or from otherwise dealing with it on behalf of the Partnership; provided, however, that, subject to Section 4.7(H), the Managing General Partner or any of its or Adelphia's Affiliates may contract or otherwise deal with the Partnership for the provision or sale of goods, services (including, without limitation, pay satellite and programming services), loans or leases of real or personal property to the Partnership, only if the Managing General Partner reasonably determines that the compensation agreed to be paid for such property, services, loans or leases is on terms at least as favorable to the Partnership as those available from unrelated parties for comparable property, services, loans or leases, subject further, if applicable, to the provisions of Section 4.4(B) hereof. The Partnership and any Partners as such shall not have any right in or to any income or profits derived from any such employment or other dealing by any such enterprise.

          (B) The Partnership (including Direct Affiliates) shall receive the benefits (on an average cost basis) of any programming or purchasing agreements available to Adelphia or an Affiliate of Adelphia which benefits Adelphia or such Affiliate is permitted to pass through to the Partnership pursuant to the applicable programming or purchasing agreements but which benefits are not available to the Partnership from a Person other than Adelphia or an Affiliate of Adelphia (and the Managing General Partner shall use commercially reasonable efforts to permit such pass through), provided that Adelphia or such Affiliate, to provide such benefit, shall be required to provide such programming or purchasing availability to the Partnership or its Direct Affiliates at the average cost thereof to Adelphia or such Affiliate and provided further that the Partnership shall remit promptly to Adelphia or its Affiliates, and make them whole with respect to, any discounts or benefits provided to the Partnership which shall subsequently be determined not to be permitted to be passed through to the Partnership pursuant to the applicable programming or purchasing agreement. In addition, the Partnership shall pay, on a quarterly basis to Adelphia, an amount representing an allocation of the corporate overhead of Adelphia and its subsidiaries with respect to the Partnership for such period, which allocation shall be prepared pursuant to the methodology set forth in Exhibit E to this Agreement. Except as otherwise expressly provided in this Section 4.4(B), any products or services provided to the Partnership by a Partner or its Affiliate shall be provided at the cost thereof to such Partner or its Affiliate.

          (C) The Partnership shall not contract with or enter into any arrangement with an electric utility or other producer or provider of electric power that is not an Affiliate of the General Partner (an "Unaffiliated Utility") with respect to the use of the CATV Assets by such Unaffiliated Utility (other than for the provision of electric power to the CATV Assets in the ordinary course) (a "Utility Agreement") without first offering the reasonable opportunity for such Utility Agreement to the General Partner and its Affiliates in accordance with this Section 4.4(C). Prior to entering into a Utility Agreement with an Unaffiliated Utility, the Partnership shall first negotiate in good faith with the electric utility Affiliate or other Affiliate of the General Partner (the "Utility Affiliate") for purposes of executing a Utility Agreement. The Managing General Partner shall negotiate the terms of any Utility Agreement with a Utility Affiliate on behalf of the Partnership, and no prior consent of the Partners shall be required for the Partnership to enter into a Utility Agreement with a Utility Affiliate.

4.5       Other Activities.

          (A) Except for the provisions of Section 4.5(B) hereof, nothing in this Agreement shall be construed to prohibit any Partner or Affiliate of a Partner from engaging in or possessing an interest in other business ventures or activities of any nature and description, independently or with others, and the Partners, subject to Section 4.5(B), hereby waive all fiduciary, statutory and other rights to the contrary. Such other ventures or activities may include limited partnerships or other business entities engaged in any and all aspects of the CATV industry including, but not limited to, the acquisition, construction, ownership, operation and management of CATV Systems, and may involve businesses which are competitive with the Partnership's business. Neither the Partnership nor the Partners, by virtue of this Agreement or their Interests in the Partnership, shall have any right in or to such other ventures including any opportunities developed by, or the income or profits derived from, such other ventures.

          (B) Any of the Partners or any of their Affiliates (which term shall exclude, for purposes of this Section 4.5(B), directors and officers of corporate Affiliates of Telesat other than the Limited Partner and the General Partner), acting directly or indirectly (a "Purchaser") may acquire a direct or indirect interest or participation (except for the acquisition of the direct or indirect beneficial ownership as a passive investor of up to one percent (1%) of the outstanding equity interests in any publicly-traded Person, which are expressly permitted under Section 4.5(A)) in any CATV system within the state of Florida or in any CATV system outside the state of Florida within one hundred (100) miles of any of the head-end sites of any of the CATV Systems of the Partnership only if such Purchaser has first offered in writing to the Partnership the opportunity to acquire such interest or participation upon the terms and conditions set forth therein and any of the following conditions has been met: (i) whether or not approval is required by Section 4.7, the approval of a Majority-in-Interest for the Partnership to acquire such interest or participation shall be required, and such approval shall not have been obtained within sixty (60) days following the notice to the General Partner and Limited Partner of the opportunity to make such acquisition, which notice shall contain a statement of the material terms of the proposed acquisition and shall include material information reasonably necessary for evaluation of such acquisition and a statement to the effect that if a Majority-in-Interest does not consent in writing within sixty (60) days following such notice, then the Purchaser shall be deemed to be authorized to proceed with such acquisition on the terms and conditions proposed by the Purchaser; or (ii) the consent of a Majority-in-Interest has been obtained for the Partnership to make such acquisition, but within ninety (90) days of the date of such consent, the Managing General Partner shall have determined with the consent of a Majority-in-Interest that reasonably acceptable financing is not available to the Partnership in order to consummate such acquisition; or
               (iii) the Partnership shall have failed to consummate the acquisition within 180 days from the date of delivery of the consent of a Majority-in-Interest to the Managing General Partner, provided, however, such 180-day period shall be extended if the Partnership and all other parties to such acquisition and its related financing and regulatory transactions are diligently working toward consummating such transactions. If, for any reason set forth in subparagraphs (i), (ii), or (iii) hereof, the Partnership fails to consummate such acquisition, the Partnership shall, upon demand of the Purchaser, assign to the Managing General Partner or its designee, in the case where the Purchaser is the Managing General Partner or its Affiliate, or assign to the General Partner or its designee, in the case where the Purchaser is the General Partner or its Affiliate, without consideration, all rights that the Partnership may have had to make such acquisition. Further, the provisions of this Section 4.5(B) shall be subject to existing agreements with respect to properties or options on properties held by Tele-Media Investment Partnership, L.P. and its Affiliates.

4.6 Holding of Property. Property owned by the Partnership shall be held in the name of the Partnership or in nominee name.

4.7 Majority-in-Interest Approval of Certain Matters. Notwithstanding anything else to the contrary in this Agreement, neither the Partnership nor the Managing General Partner shall take, or cause or permit any of the Direct Affiliates to take, any of the following actions without the written approval of a Majority-in-Interest:

          (A) Amend this Agreement (including without limitation amending Section 2.3) except as otherwise provided in
               Section 12.6;

          (B) Approve the election of any additional or substitute Managing General Partner (which is not an Approved
               Adelphia Transferee) as provided in Section 11.5;

          (C)  Dissolve or liquidate;

          (D)  Incorporate;

          (E) Subject to the limitations of Section 4.3(S), enter into any financings or refinancings of Indebtedness unless
               (i) the purpose of such financing is to consummate a direct or indirect acquisition of assets as to which consent has been obtained (including, without limitation, any acquisitions referred to in Section 4.3(W) hereof) or is not required pursuant to Section 4.8(C) hereof,
               (ii) the financing or refinancing is entered into in the ordinary course of business of the Partnership or any of its Direct Affiliates, including, but not limited to, trade debt or financings for Partnership or Direct Affiliate capital expenditures to be made in the ordinary course of business in any such case pursuant to a Budget, or (iii) the principal amount of such financing or refinancing or Senior Debt issued pursuant to Section 4.3(S), together with all other financings or refinancings entered into in the same Fiscal Year (and for which approval by a Majority-in-Interest has not been obtained), does not exceed $5,000,000 in the aggregate;

          (F) Issue Preferred or Special Limited Partner Interests in the Partnership except as provided for in Section 3.7;

          (G) Adopt or amend any annual operating budget or capital budget (in each case, together with any amendments thereto approved by a Majority-in-Interest, a "Budget"), each of which shall be prepared on the basis of a March 31 year, provided that any required approval by the General Partner or Limited Partner shall not be unreasonably withheld, and provided further that:

               (i) for the budget year ended March 31, 1996, the Managing General Partner shall operate the business of the Partnership in the ordinary course of business consistent with past practice until a Majority-in-Interest shall approve an operating and capital budget for such period, for which purpose the Partners holding Units agree to use commercially reasonable efforts to do so within 90 days of the execution hereof;

               (ii) the Managing General Partner, in the absence of and pending approval thereof by a Majority-in-Interest, shall be automatically and expressly authorized, for a one-year period thereafter, to operate the business of the Partnership on the basis of a capital budget and/or an operating budget based on the historical financial results of the Partnership for the preceding budget year plus (or minus) a percentage adjustment equal to the percentage increase (or decrease, as the case may be) in subscriber growth over the past budget year, multiplied by one plus the percentage increase, if any, in the Consumer Price Index for Southern Florida for the preceding Budget year;

               (iii) total expenditures for a capital budget or
                     operating budget approved pursuant to the first paragraph of this Section 4.7(G) not in excess of 105% of each such Budget in any one year shall be deemed not to be a Budget amendment unless approved by a Majority-in-Interest; provided that notwithstanding anything set forth in this Section, the Managing General Partner shall have the right to make Emergency Expenditures (as hereinafter defined);

               (iv) the Managing General Partner agrees to provide to the General Partner and Limited Partner (x) by December 31 of each year a working estimate for operating and capital budgets pro forma for the twelve months ended December 31 and (y) no less than 30 days prior to the end of each Fiscal Year, draft Budgets for the upcoming Fiscal Year, and;

               (v) in the event of any emergency involving the preservation of any material assets of the Partnership, danger to life or property, or a service or repair required to be performed on the CATV Systems or any component thereof on an emergency or expedited basis, the Managing General Partner shall have the right to perform or cause to be performed such acts, repairs and maintenance and to incur such reasonable costs and expenses on behalf of the Partnership (the "Emergency Expenditures") as in its good faith discretion may be required without the approval of the Majority-in-Interest and irrespective of whether or not such costs and expenses were provided for in a Budget, provided that the Managing General Partner shall contact the other Partners as soon as practicable to (i) describe, in writing, the details thereof, the expenses associated therewith and the impact on the Budget, and (ii) prepare a revised Budget, subject to the rights of the Majority-in-Interest under this Section;

          (H) Enter into transactions with Partners or Affiliates of Partners, (i) except as set forth in Sections 4.3(U), (V) and (W) and Sections 4.4(B) and (C); (ii) except as permitted by Section 4.3(S); and (iii) except for transactions in the ordinary course of business (other than loans and acquisitions and sales of CATV subscribers) that, together with all other such transactions entered into in the same Fiscal Year (and for which approval by a Majority-in-Interest has not been obtained), do not involve an amount in excess of $100,000.

          (I) Change or reorganize the Partnership into any other legal form of organization;

          (J) Lend Partnership funds to any Person or cause the Partnership to act as a guarantor, endorser or surety (except as permitted pursuant to Section 4.7(E));

          (K) Knowingly or willingly do any act (except an act expressly required by this Agreement) which would cause the Partnership to become an association taxable as a corporation;

          (L) Admit any new partner to the Partnership, whether by issuance of a new interest in the Partnership or by transferring all or any part of Partner's Interest, except as otherwise provided in Article 10 or 11;

          (M) Select a new independent certified public accountant for the Partnership; or

          (N) Acquire a new Direct Affiliate of which the Partnership owns, directly or indirectly, less than 95% of the equity interests.

4.8 Super Majority-in-Interest Approval of Certain Matters. Notwithstanding anything else to the contrary in this Agreement, neither the Partnership nor the Managing General Partner shall take, or cause or permit any of its Direct Affiliates to take, any of the following actions without the written approval of a Super Majority-in-Interest:

          (A) File or consent to the filing of a petition under any Federal or state bankruptcy, insolvency or reorganization act or execute or deliver any general assignment for the benefit of the creditors of the Partnership;

          (B) Sell, trade, exchange or otherwise dispose of assets except for (i) transactions in the ordinary course of business and (ii) transactions which, together with all sales, trades, exchanges or other dispositions in the same Fiscal Year (and for which approval by a Super Majority-in-Interest has not been obtained) do not involve more than 5,000 CATV subscribers;

          (C) Purchase or otherwise acquire from a third-party owner, directly or indirectly, any CATV Systems or subscribers except for (i) line or plant extensions or the execution of new or amended bulk service agreements, (ii) transactions which, together with all purchases or other acquisitions in the same Fiscal Year (and for which approval by a Super Majority-in-Interest has not been obtained) do not involve more than 5,000 CATV subscribers, and (iii) transactions expressly authorized in Section 4.3(W);

          (D) Call for additional Capital Contributions from the Partners except as otherwise provided in Section 3.7; or

          (E) Issue Units in the Partnership or issue General Partner, Limited Partner or Managing General Partner Interests.

4.9 Offer to Purchase Partners' Interests. Each General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner and Limited Partner agrees that if the Managing General Partner and a Super Majority-in-Interest of the Partners agree to accept an offer to purchase all of the Partnership Interests of the Partners, each Partner shall sell his Partnership Interest pursuant to such offer regardless of whether it individually agreed to accept such offer.

4.10 Operating Committee. The Managing General Partner shall organize an operating committee (the "Operating Committee") consisting of a minimum of two and a maximum of four Persons, such number to be an even number as determined, from time to time, by the Managing General Partner. The Managing General Partner shall appoint one-half of the Persons on the Operating Committee which Persons may be officers, directors or employees of, or otherwise affiliated with, the Managing General Partner or Adelphia. The other Persons on the Operating Committee shall be selected by the Partners (other than the Managing General Partner) holding more than 50% of the outstanding Units, excluding Units held by the Managing General Partner. Persons appointed to the Operating Committee shall be appointed for a one-year term and may be reappointed for any number of additional one-year terms. The Operating Committee shall meet quarterly (in person or by conference call) to review and discuss the business and operations of the Partnership. In addition, the Operating Committee shall (i) review and evaluate historical operating performance of the Partnership to budget, and (ii) review and evaluate historical performance by the manager of the CATV Systems under applicable management agreements. Except as provided in this Section 4.10, neither the Operating Committee nor its members are authorized to take any action on behalf of the Partnership and, except as expressly set forth herein, the provisions of this Section 4.10 are not intended to modify, change or limit the rights and powers of the Managing General Partner and the other Partners as provided for in this Agreement.


                                 ARTICLE 5
                      EXCULPATION AND INDEMNIFICATION

5.1 Exculpation. No Partner, or any officer, director, employee, or agent of any Partner of the Partnership, shall be liable to the Partnership or to any other Partner for losses or liabilities arising from any act performed or failure to act in the conduct of the affairs of the Partnership including the conduct of any employee or agent of such Person, except losses or liabilities which arise from the willful misconduct, gross negligence, breach of fiduciary duty or fraud by such Partner, or officer, director, employee, or agent of a Partner or the Partnership.

5.2       Partnership Indemnification of the Partners

          (A) The Partnership shall indemnify and hold harmless each of the Partners and each of their partners, officers, directors, employees, shareholders, Affiliates, and agents, against any and all damages, losses, fines, costs, and expenses (including reasonable attorney's fees and disbursements), resulting from or relating in any way to any claim or demand made or threatened, or any action, proceeding, or investigation commenced or threatened, arising out of, or in any way relating to any action taken or omitted to have been taken (or alleged to have been taken or omitted to have been taken) in connection with the organization, business or other affairs of the Partnership (including any amounts paid or property transferred, and all costs and expenses, including reasonable attorney's fees and disbursements, incurred in connection with any settlement of any such claim, action, proceeding, or investigation); provided, however, that such indemnification shall be made only if such action or omission is not determined to constitute willful misconduct, gross negligence, breach of fiduciary duty or fraud of such Person.

          (B) For the purposes of Section 5.2(A) hereof, the determination that the action or omission of any Person constitutes willful misconduct, gross negligence, breach of fiduciary duty or fraud shall be made by a court of competent jurisdiction or other body before which the relevant action, proceeding, or investigation is pending. If the parties cannot secure a determination of the court or other body, such determination shall be made by independent legal counsel in a written legal opinion to the Partnership.

          (C) Costs and expenses incurred in defending or responding to any pending or threatened civil or criminal action, proceeding, or investigation shall be advanced by the Partnership to the Person who is the subject thereof in advance of the final disposition of such action, proceeding, or investigation, upon receipt of an undertaking by the Person seeking such advance to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified pursuant to this Section 5.2.


                                 ARTICLE 6
                RIGHTS, OBLIGATIONS AND REPRESENTATIONS OF
                             LIMITED PARTNERS

6.1       Liability of Partners.

          (A) No Limited Partner (in such capacity) shall have any personal liability with respect to the debts, liabilities or obligations of the Partnership except to the extent that it expressly and voluntarily assumes in writing any obligations of the Partnership, it being agreed that nothing in this Agreement shall be deemed to constitute such express and voluntary assumption; and

          (B) No Limited Partner shall be personally liable or obligated, except as otherwise required by law, either (1) to pay to the Partnership, any other Partner or any creditor of the Partnership any deficiency in its Capital Account, or (2) to return to the Partnership or to pay any creditor or any other Partner the amount of any return of its Capital Contribution to it or other distribution made to it.

          (C) The Managing General Partner shall within sixty (60) days of the execution of this Agreement review the availability to the Partnership of registration and designation as a limited liability limited partnership under Delaware law and in each jurisdiction in which the Partnership does business which now or hereafter enacts limited liability partnership legislation, and shall take commercially reasonable efforts to effect such registration and designation if in its good faith judgment there is no material adverse effect thereof to the Partnership, the Direct Affiliates or the Managing General Partner.

6.2 Representations of Telesat. The Telesat Partners and the Senior Limited Partner each hereby represents and warrants to the Partnership and to the Managing General Partner as follows:

          (A) It is a corporation duly organized, validly existing, and in good standing under the laws of the state of its domicile; the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of its articles of incorporation or bylaws or of any agreement, instrument, order, judgment, or decree to which it is a party or by which it is bound which would have a material adverse effect on the Partnership or the Telesat Partners, the Senior Limited Partner or the Managing General Partner's participation in the Partnership; and it has full power and authority to execute and deliver this Agreement, to purchase and own its Interest, to become a General Partner, Limited Partner, Senior Limited Partner or Preferred Limited Partner, as the case may be, and to perform its obligations under this Agreement; and the Person signing this Agreement and any other instrument or document executed and delivered herewith on behalf of such entity has full power and authority to do so.

          (B) It is acquiring its Interests or Units hereunder solely for its own account, for investment purposes only and not with a view to or any intention of transferring, reselling, or otherwise distributing its Interests or Units except as set forth in this Agreement, and it understands that, in reliance upon the foregoing representation and warranty, the offer and sale of the Interests is not registered under the Securities Act and may not be registered under certain states' securities laws.

          (C) It understands that (i) transfer of its Interests or Units is subject to the restrictions contained in this Agreement and, (ii) except as otherwise provided in Article 10 hereof, the Interests or Units may not be resold unless they are registered under the Securities Act and any applicable state securities law or unless counsel reasonably satisfactory to the Managing General Partner has delivered a written legal opinion to the Partnership that an exemption from such registration is available.

          (D) It and its advisors have had access to all documents and information that it and/or they deem relevant and material to the acquisition of Interests and Units as a General Partner, Limited Partner, Senior Limited Partner or Preferred Limited Partner, as the case may be.

          (E) It and its advisors have had the opportunity to ask questions and receive answers from the Managing General Partner or its Affiliates relating to the CATV Systems, the Partnership, and any other matter pertaining to an investment in the Partnership.

          (F) It has such knowledge and experience in financial and business matters generally and the CATV industry specifically that it is capable of evaluating the merits and risks of investing in the Partnership.

          (G) It understands that the foregoing representations and warranties are made as an inducement to the Managing General Partner to admit it as a General Partner, Senior Limited Partner, Limited Partner or Preferred Limited Partner, as the case may be, to the Partnership and will be relied upon by the Managing General Partner and the Partnership as the basis for claiming exemptions from the registration requirements of Federal and state securities laws for the offer and sale of the Interests.

          (H) It is an "accredited investor" (as such term is defined and used in Rule 501 of Regulation D under the Securities
               Act).

6.3 Indemnification of Managing General Partner and Partnership for Breach of Representations and Warranties.

          (A) The Telesat Partners agree to indemnify and hold harmless the Partnership, the Managing General Partner and its directors, officers, employees and agents and any other Person who controls any thereof, within the meaning of
               Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representations or warranty contained in Section 6.2 hereof in connection with the transactions whereby the Telesat Partners acquired Interests hereunder.

          (B) The representations and warranties in Section 6.2 hereof shall survive for the longer of two years or any statute of limitations for a corresponding securities law.

6.4 Voting Rights. No Limited Partner or General Partner shall have the right to vote on any Partnership matter except as specifically provided in this Agreement. The Managing General Partner shall notify the Limited Partner and General Partner of record on the day (the "Notice Date") on which such notice is mailed, sent or transmitted of the matter or matters to be voted upon or consented to and the date on which the votes or consents will be counted. Each Partner who is entitled to vote or consent shall vote or consent by a signed written consent or a signed writing directing the manner in which he/it desires that his/its vote be cast, which writing must be received by the Managing General Partner prior to the time at which the votes or consents of the Limited Partner or General Partner are counted. Any Limited Partner or General Partner that fails to respond to the notice of the Managing General Partner within thirty (30) days after the delivery thereof, or within such longer period herein or therein provided with respect to voting on, consenting to or approving such matter, shall be deemed to have elected not to consent to or approve any such matters proposed by the Managing General Partner. Only the votes or consents of Partners holding Interests in the Partnership on the Notice Date shall be counted. The Managing General Partner shall provide written notice to all other Partners of the outcome of any Partnership vote within thirty (30) days of the date on which the votes or consents are counted and finally tabulated.


                                 ARTICLE 7
                    ALLOCATIONS OF PROFITS AND LOSSES;
                          CASH FLOW DISTRIBUTIONS

7.1 Profits. After giving effect to the allocations set forth in Sections 7.4, 7.5 and, 7.6 hereof, Profits for any fiscal year shall be allocated among the Partners holding Units as follows:
          (a) two-thirds (2/3) pro rata to the Managing General Partner and any Partner holding Units acquired directly or indirectly from the Managing General Partner, and (b) one-third (1/3) pro rata to the Partners holding Units (other than the Managing General Partner and any Partner holding Units acquired directly or indirectly from the Managing General Partner).

7.2 Losses. After giving effect to the special allocations set forth in Sections 7.4, 7.5 and 7.6 hereof, Losses shall be allocated among the Partners holding Units as follows: (a) two-thirds (2/3) pro rata to the Managing General Partner and any Partner holding Units acquired directly or indirectly from the Managing General Partner, and (b) one-third (1/3) pro rata to the Partners holding Units (other than the Managing General Partner and any Partner holding Units acquired directly or indirectly from the Managing General Partner). To the extent that Losses allocated to any Partner would cause such Partner to have an Adjusted Capital Account Deficit at the end of any taxable year, such Losses shall not be allocated to such Partner but shall be allocated instead to such other Partner or Partners to whom such allocations would not cause an Adjusted Capital Account Deficit.

7.3 Distributions. All distributions of Net Cash from Operations and Net Cash from Sales or Refinancings (other than distributions in liquidation which shall be made in accordance with Section 9.5 hereof), shall be made in the following order and priority:

          (a) First, to each Senior Limited Partner pro rata in proportion to its accrued but unpaid Senior Priority Return until the Senior Limited Partner has received, on a cumulative basis pursuant to this Section 7.3(a), an amount equal to the Senior Priority Return and then, except to the extent the Managing General Partner in its sole discretion elects to first distribute accrued but unpaid Special Priority Return pursuant to Section 7.3(b) or to then distribute accrued but unpaid Priority Return pursuant to Section 7.3(c) (if all accrued Special Priority Return has been paid at such time), in an amount equal to the Adjusted Capital Contributions of such Senior Limited Partner; provided, that the Partners intend that before any such distributions are made pursuant to Sections 7.3(b) or 7.3(c), the aggregate Adjusted Capital Contributions of the Senior Limited Partners shall be equal to no more than one-half of the then outstanding portion of the principal balance of the Senior Debt that was outstanding immediately after the execution of this Agreement as set forth on Exhibit F;

          (b) Second, to each Special Limited Partner pro rata in proportion to its accrued but unpaid Special Priority Return until the Special Limited Partner has received, on a cumulative basis pursuant to this Section 7.3(b), an amount equal to the Special Priority Return and then, except to the extent the Managing General Partner in its sole discretion elects to first distribute accrued but unpaid Priority Return pursuant to Section 7.3(c), in an amount equal to the Adjusted Capital Contributions of such Special Limited Partner;

          (c) Third, to each Preferred Limited Partner pro rata in proportion to its accrued but unpaid Priority Return until the Preferred Limited Partner has received, on a cumulative basis pursuant to this Section 7.3(c), an amount equal to the Priority Return and then in an amount equal to the Adjusted Capital Contributions of such Preferred Limited Partner;

          (d) Fourth, 99% of any remaining amount shall be distributed two-thirds (2/3) to the Managing General Partner and any Partner holding Units acquired directly or indirectly from the Managing General Partner, pro rata, and one-third (1/3) to the Partners holding Units (other than the Managing General Partner and any Partner holding Units acquired directly or indirectly from the Managing General Partner), pro rata; and

          (e)  Thereafter, pro rata to all Partners holding Units.

7.4 Senior Priority Return, Special Priority Return and Priority Return Allocations. All or a portion of items of Partnership income and gain shall be specifically allocated to the Senior Limited Partners, Special Limited Partners and the Preferred Limited Partners in proportion to the cumulative distributions of the Senior Priority Return, Special Priority Return and Priority Return each Senior Limited Partner, Special Limited Partner and Preferred Limited Partner has received pursuant to Sections 7.3(a), 7.3(b), 7.3(c), 9.5(B), 9.5(C) or 9.5(D) hereof from the date of original execution of this Second Amended and Restated Agreement to a date 30 days after the end of each fiscal year until the aggregate amounts allocated to each Senior Limited Partner, Special Limited Partner and Preferred Limited Partner pursuant to this Section 7.4 for such fiscal year and all previous fiscal years are equal to the cumulative amount of such Senior Priority Return, Special Priority Return and Priority Return distributions to each such Senior Limited Partner, Special Limited Partner and Preferred Limited Partner, respectively.

7.5 Special Allocations. The following special allocations shall be made in the following order:

          (A) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 7, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 7.5(A) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 7.5(A) only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article 7 with respect to such Fiscal Year.

          (B) Qualified Income Offset. In the event any Partner who is not obligated (or treated as obligated) to restore a deficit balance in its Capital Account unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7.5(B) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.5(B) were not in the Agreement.

          (C) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership Fiscal Year that is in excess of the sum of (i) the amount such Partner is obligated to restore, (ii) the amount such Partner is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(i) and 1.704-2(i)(5) of the Treasury Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.5(C) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been tentatively made as if Section 7.5(B) hereof and this
               Section 7.5(C) were not in the Agreement.

          (D)  Imputed Interest Expense.  To the extent that the
               Partnership has imputed interest expense pursuant to Code
               Section 7872 with respect to any below market loan made to the Partnership by any Partner, such imputed interest expense shall be specially allocated to the lending Partner.

7.6       Curative Allocations.  Any special allocations pursuant to
          Section 7.5 shall be taken into account in computing subsequent allocations pursuant to this Article 7, so that the net amounts of any items so allocated and the Profits, Losses and all other items allocated to each Partner pursuant to this Article 7 shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner pursuant to the provisions of this Article 7 if such special allocations had not occurred.

7.7       Tax Allocations:  Code Section 704(c).

          (A) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its initial Gross Asset Value (as defined herein).

          (B) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value contained herein, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

          (C) Any elections or other decisions relating to allocations pursuant to this Section 7.7 shall be made by the Managing General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.7 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

7.8       Miscellaneous.

          (A) In any year in which a Partner sells, assigns or transfers all or any portion of an Interest to any Person pursuant to the terms of Article 10 hereof, the share of all Profits and Losses allocated under Sections 7.1, 7.2, 7.4 and 7.5 which are attributable to the Interest sold, assigned or transferred, shall, to the extent permitted under the Code, be divided between the assignor and the assignee on the basis of the number of days in such year before, and the number of days on and after, the assumption by the assignee of obligations under this Agreement, as provided in Article 10.

          (B) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
               Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          (C) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

          (D) The Partners recognize and acknowledge that the Managing General Partner has made certain tax elections and decisions subsequent to the formation of the Partnership but prior to the date of execution of this Agreement.


                                 ARTICLE 8
                        ACCOUNTING AND TAX MATTERS

8.1 Books and Records. The Managing General Partner shall keep, or cause to be kept, complete and accurate books of account of the Partnership's affairs in accordance with generally accepted accounting principles. The Partnership shall file its tax returns using the accrual method of accounting. Said books of account, together with all correspondence, papers, and other documents, shall be open for examination and copying by any Partner at the executive office of the Partnership during reasonable business hours. To the extent reasonably requested by a Partner, the Managing General Partner shall obtain and make available to any Partner the books, records and other relevant information with respect to (i) transactions reported upon pursuant to Section 8.3(F) or (ii) the payment of the corporate overhead allocation described in Section 4.4(B), for examination and copying during reasonable business hours, provided that the requesting Partner or Partners shall pay all expenses (including without limitation those of the Partnership, the Managing General Partner, the requesting Partners and any of their respective Affiliates) in connection with such request.

8.2 Fiscal Year. The fiscal year ("Fiscal Year") and the taxable year ("Tax Year") of the Partnership shall be determined by the Managing General Partner in accordance with the provisions of the Code. As of the time immediately prior to the date hereof, the Fiscal Year ends December 31 and the Tax Year ends
          December 31.

8.3       Tax and Financial Reports.

          (A) Within 120 days after the end of each fiscal year, the Managing General Partner shall cause to be prepared and shall furnish to the General Partner and the Limited Partner a report with respect to the previous fiscal year containing financial statements of the Partnership, which shall be prepared and certified by an independent certified public accountant, including a balance sheet, a statement of income, a statement of the Partners' equity in the Partnership, and a statement of changes in cash flow, together with all appropriate notes.

          (B) Not later than 90 days after the end of each tax year of the Partnership, each Partner shall be provided with an information letter with respect to his distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for the previous fiscal year, together with any other information concerning the Partnership necessary for the preparation of a Partner's income tax return, including Form K-1 for each Partner.

          (C) The Partnership shall provide to the Partners quarterly unaudited financial statements, no later than 60 days following the end of each quarter, and annual unaudited financial statements, no later than 75 days after the end of the fiscal year.

          (D) The Managing General Partner shall prepare or cause to be prepared all Federal, state, and local tax returns of the Partnership for each year for which such returns are required to be filed. The Tax Matters Partner designated in Section 8.5 shall promptly notify all other Partners of any Partnership audits by the Service or any state or local taxing authority.

          (E) The Managing General Partner shall prepare or cause to be prepared all reports, audits, and statements required in connection with the indebtedness of the Partnership and shall provide the General Partner and the Limited Partner with copies of interim financial statements prepared in connection with such indebtedness.

          (F) At the time the annual financial reports are provided to the Partners pursuant to Section 8.3(A) hereof, the Managing General Partner will provide each Partner with a report describing transactions between the Partnership or any of its Direct Affiliates and an Affiliate of the Partnership occurring during such fiscal year; provided, that any transaction pursuant to management agreements entered into in accordance with Section 4.3(V) hereof and any matters involving the allocation of corporate overhead pursuant to Section 4.4 hereof shall not be required to be reported hereunder.

8.4 Partnership's Accountant. The Partnership's accountant shall be such firm of independent certified public accountants as the Managing General Partner may select from time to time, subject to receiving the approval required by Section 4.7.

8.5 Tax Matters Partner. The Managing General Partner is hereby designated as the "Tax Matters Partner" in accordance with
          Section 6231(a)(7) of the Code. Subject to the terms and conditions set forth below, the Tax Matters Partner is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder, and the Partners will take all other action that may be necessary or appropriate to effect the designation of the Managing General Partner as the Tax Matters Partner. The Tax Matters Partner is authorized to represent the Partnership, at the Partnership's expense, in connection with all examinations of the Partnership's affairs by tax authorities, including resulting judicial and administrative proceedings and to expend Partnership funds for professional services and costs associated therewith. All reasonable expenses incurred by the Tax Matters Partner in its capacity as such shall be expenses of the Partnership and shall be paid by or reimbursed to the Tax Matters Partner from Partnership funds. The designation as Tax Matters Partner is subject to the following terms and conditions:

          (A) The Tax Matters Partner shall keep the other Partners fully and timely informed of all administrative and judicial proceedings for the adjustment of "partnership items" (as defined in Section 6231(a)(3) of the Code and any comparable provision of state or local law) ("Partnership Item") at the Partnership level and shall, without limitation, forward to each Partner any agent's reports and notices of conferences and all other correspondence pertaining to the progress of any audit being conducted by any federal, state or local taxing authority.

          (B) Each of the Partners (including the Tax Matters Partner) agrees that it will not enter into a settlement agreement with the Internal Revenue Service (or any state or local taxing authority) with respect to the determination of any Partnership Item that has the effect of binding another Partner without first obtaining the written consent of such other Partner.

          (C) Any Partner who enters into a settlement agreement with any taxing authority with respect to any Partnership Item shall notify the Tax Matters Partner of the agreement and its terms within thirty (30) days from the date of such agreement, and the Tax Matters Partner shall notify the other Partners promptly in writing of the settlement within thirty (30) days of receipt of notification by the Partner entering into the settlement.

          (D) If notice of an administrative proceeding under Section 6223 of the Code (or any comparable provision of state or local law) is received by a Partner, the Partner shall notify in writing the Tax Matters Partner of the treatment of any Partnership Item on the Partner's income tax return which is or may be inconsistent with the treatment of that item on the Partnership return.

          (E) If a notice of a final partnership administrative determination is mailed to the Tax Matters Partner, the Tax Matters Partner shall promptly notify in writing each of the other Partners of said event and provide them with a copy of said notice. The Tax Matters Partner shall not, in its capacity as such, file a petition for a readjustment of any Partnership Item set forth in said notice in any of the courts described in Section 6226 of the Code unless requested to do so by a vote of a majority of the Unit holders of the Partners having an interest in the outcome (as defined in Section 6226(d) of the Code).

          (F) The Tax Matters Partner shall not extend the statute of limitations for assessment of tax deficiencies against any Partner with respect to adjustments to the Partnership's federal, state or local tax returns without the consent of all Partners.

          The designation  of the Tax Matters Partner made in this Section
          8.5 is hereby expressly consented to by each Partner as an express condition to becoming a Partner.

8.6 Federal Income Tax Elections. In the event of a distribution of property to a Partner or the transfer of an Interest in the Partnership by sale, exchange, or upon the death of a Partner, the Managing General Partner may, in its discretion, cause the Partnership to file an election under Section 754 of the Code in accordance with the Regulations promulgated thereunder to adjust the basis of Partnership Property in the manner provided in Sections 734 and 743 of the Code. All other elections required or permitted to be made by the Partnership under the Code shall be made by the Managing General Partner in such manner as in its reasonable judgment will be most advantageous to the Partnership, which in general shall be to maximize current tax benefits to the Partnership. At the request of the transferee of an Interest who is admitted as a substituted Limited or General Partner, and with the consent of the Managing General Partner which consent shall not be unreasonably withheld, the Managing General Partner shall make an election under Section 754 of the Code and the Managing General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from making or failing to make such election. Upon request, each of the Partners will supply the information reasonably necessary to give proper effect to any such election. The substituted Limited or General Partner who requests such Section 754 election shall pay the accounting expenses incurred by the Partnership as a result of such election with respect to the tax year in which the substituted Limited or General Partner acquired the Interest.

8.7 Banking. One or more Partnership bank accounts and safe deposit boxes may be established by the Managing General Partner. The Partnership funds shall not be commingled with any funds of the Managing General Partner or its Affiliates. The Managing General Partner may designate the Persons authorized to sign checks on and withdraw funds from such bank accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Managing General Partner deems advisable.


                                 ARTICLE 9
                           TERM AND DISSOLUTION

9.1 Term. The term of the Partnership shall continue until December 31, 2019, unless sooner terminated pursuant to the provisions of this Agreement.

9.2 Dissolution. The Partnership shall be dissolved and shall terminate and wind-up its affairs upon the first to occur of the following:

          (A) The determination by the Managing General Partner that the Partnership should be dissolved and the concurrence in that determination by the General Partner and the Limited Partner in accordance with Section 4.7;

          (B) The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

          (C) Except as otherwise provided in Section 11.3 hereof, the dissolution, removal, resignation, final adjudication of bankruptcy, incompetence, or death of the sole remaining Managing General Partner;

          (D) The sale or other disposition of all or substantially all Partnership assets; or

          (E) The expiration of the term of the Partnership as provided in Section 9.1 hereof.

9.3 Actions, Death, etc., of General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner or Limited Partner. No action of or event affecting a General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner or Limited Partner shall dissolve or terminate the Partnership. Upon the death or dissolution of such Partner, the Partnership Interest of such Partner and all rights and obligations under this Agreement shall descend to and vest in the heirs, legatees, or legal representatives, successors or assigns of such Partner and each such Person shall have the status of an assignee of the transferor but shall not be a General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner or Limited Partner, as the case may be, unless admitted as a substituted General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner or Limited Partner upon compliance with the provisions of Article 10 hereof.

9.4 Obligation to Repay Negative Capital Accounts. Upon the dissolution of the Partnership and liquidation of its assets pursuant to Section 9.5, if the Managing General Partner has a negative balance in its Capital Account it shall be obligated to pay to the Partnership, in cash, by the end of such taxable year within which such dissolution occurs (or, if later, within 90 days after the date of such liquidation) an amount equal to such negative balance, which amount shall be applied and distributed as provided in Section 9.5 hereof; provided, however, that in no event shall the obligation of the Managing General Partner under this Section 9.4 exceed an amount equal to the lesser of (i) the deficit balance in its Capital Account, or (ii) the excess of one and one-hundredth percent (1.01%) of the total Capital Contributions of the Partners (other than the Managing General Partner) over the Capital Contributions previously contributed by the Managing General Partner.

9.5 Distribution on Liquidation. Upon the dissolution of the Partnership, other than by incorporation of the Partnership, the Managing General Partner, or in the event of the removal, resignation, dissolution or bankruptcy of the Managing General Partner, such liquidating agent as may be appointed by a Majority-in-Interest, shall proceed to collect from the Managing General Partner the amounts, if any, required to be paid pursuant to Section 9.4 hereof in respect of the negative balance, if any, in its Capital Account and to wind up the affairs of the Partnership and apply and distribute the proceeds in the following order of priority:

          (A) To the payment of the debts and liabilities of the Partnership and the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves which the Managing General Partner or liquidating agent, as the case may be, shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by the Managing General Partner or liquidating agent to a bank or an attorney-at-law, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Managing General Partner or liquidating agent, as the case may be, shall deem advisable, such reserves shall be distributed to the Partners or their assigns in the order of priority provided in this Section 9.5;

          (B)  Prior to the application of the allocation provisions of
               Article 7 hereof, to each Senior Limited Partner in proportion to its respective accrued but unpaid Senior Priority Return until each Senior Limited Partner has received, on a cumulative basis pursuant to distributions under this Section 9.5(B) and Section 7.3(a) hereof, an amount equal to such Senior Priority Return, and then in an amount equal to the Adjusted Capital Contributions of such Senior Limited Partner;

          (C)  Prior to the application of the allocation provisions of
               Article 7 hereof, to each Special Limited Partner in proportion to its respective accrued but unpaid Special Priority Return until each Special Limited Partner has received, on a cumulative basis pursuant to distributions under this Section 9.5(C) and Section 7.3(b) hereof, an amount equal to such Special Priority Return, provided, however, that no distribution shall be made pursuant to this Section 9.5(C) which would cause a Special Limited Partner to have an Adjusted Capital Account Deficit;

          (D)  Prior to the application of the allocation provisions of
               Article 7 hereof, to each Preferred Limited Partner in proportion to its respective accrued but unpaid Priority Return until each Preferred Limited Partner has received, on a cumulative basis pursuant to distributions under this
               Section 9.5(D) and Section 7.3(c) hereof, an amount equal to such Priority Return, provided, however, that no distribution shall be made pursuant to this Section 9.5(D) which would cause a Preferred Limited Partner to have an Adjusted Capital Account Deficit;

          (E) To the Special Limited Partners, the Preferred Limited Partners, the Managing General Partner, the General Partner and the Limited Partner in an amount equal to the credit balance in each of their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

          A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities so as to enable the Managing General Partner or liquidating agent, as the case may be to minimize the normal losses attendant upon such a liquidation. All distributions in liquidation shall be made in cash. The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Partners as aforesaid. The establishment of any reserves in accordance with the provisions of subsection 9.5(A) shall not have the effect of extending the term of the Partnership.


                                ARTICLE 10
                    TRANSFERS OF PARTNERSHIP INTERESTS

10.1 Binding Effect and Benefit of This Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

10.2 Transfer of Interests Generally. The Partners shall not have the right to make a Transfer of their Interests except as otherwise specifically provided in Article 10 or Article 11 of this Agreement. For purposes of this Article 10, the term "Transfer" shall include any sale, assignment, transfer, mortgage, pledge, hypothecation or other encumbrance (including by operation of law), or contract to do or permit any of the foregoing as to any or all of any Partner(s)'s Interests or rights hereunder, as now owned or as hereinafter acquired, or as to any right, title or interest therein, but expressly excluding any pledge or other encumbrance in connection with any financing or refinancing by the Partnership which has been consented to by the Partners as provided herein. For purposes of this Article 10, a Transfer of an Interest by the Managing General Partner shall be deemed to have occurred if, (x) as a result of and immediately following a sale, assignment or other transfer (which shall not include a pledge in any event) by the Rigas Family of shares of the capital stock of Adelphia (collectively, the "Adelphia Stock"), the Rigas Family does not beneficially own directly or indirectly in the aggregate (i) more than 20% of the total number of shares of Adelphia Stock then outstanding and (ii) shares of Adelphia Stock which entitle the holders thereof to elect a majority of the Board of Directors of Adelphia, or (y) if an Approved Adelphia Transferee (as defined below) does not control, directly or indirectly, any ACP Holdings Partner.

10.3 Transfers of Interests. Transfers of Interests shall be subject to and made in accordance with this Article 10 and any purported Transfer to the contrary shall be null and void ab initio and shall not be recognized by or binding upon the Partnership.

          (A) No Transfer of an Interest shall be made except in accordance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities laws and regulations, as the same may be amended from time to time, and upon receipt by the Managing General Partner of an opinion of counsel reasonably satisfactory to the Managing General Partner to the effect that the Transfer as proposed to be made will comply in all respects with the registration provisions of the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities laws and regulations.

          (B) Any Partner who proposes to Transfer any or all of his or its Interest shall pay to the Partnership a sum sufficient to cover all reasonable out-of-pocket expenses (including legal and accounting fees) in connection with the Managing General Partner's determination of whether the Transfer complies with this Article 10 and the processing of such proposed Transfer.

          (C) Except as otherwise expressly provided herein, no Partner may Transfer its Interest without the prior written consent of a Majority-in-Interest, which consent shall not be unreasonably withheld.

          (D) A Partner may Transfer all or a portion of its Interest in the Partnership to one or more Approved Adelphia Transferees or Approved Telesat Transferees (as each is defined below) without the consent of a Majority-in-Interest or the opinion of counsel required by Section 6.2(C). An "Approved Adelphia Transferee" shall mean Adelphia, a member of the Rigas Family, or a Person over which Adelphia and/or the Rigas Family have Equity Control. An "Approved Telesat Transferee" shall mean FPL Group Capital Inc or a Person over which FPL Group Capital Inc has Equity Control. "Equity Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person through ownership of voting securities (which shall include rights held as a partner under a partnership agreement).

          (E) Each of the Partners hereby agree to pledge its Interests in the Partnership if required in connection with any borrowings by the Partnership, provided such borrowings have been approved by the Partners as required under this Agreement.

10.4      Substitution of a Partner.

          (A) No Partner may substitute an assignee (including, without limitation, any transferee, heir, legatee or purchaser) of all or any part of the Interest of such Partner unless the assignee shall have:

               (1) Accepted and assumed, in form reasonably satisfactory to the Managing General Partner, all the terms and provisions of this Agreement;

               (2) Provided, at the request of the Managing General Partner, an opinion of counsel, in form and substance reasonably satisfactory to counsel for the Partnership, that neither the offering nor the assignment of the Partnership Interest violates any registration provision of any Federal or state securities or comparable law;

               (3) Executed such other documents or instruments, or provided such other opinions of counsel, as the Managing General Partner may reasonably require to effect the admission of such assignee as a substituted Partner; and

               (4) Paid all legal, accounting, filing, and other expenses as the Partnership may reasonably incur in connection with such substitution.

          (B) The term "Managing General Partner," "Senior Limited Partner," "Special Limited Partner," "Preferred Limited Partner," "Limited Partner" or "General Partner" as used in this Agreement shall include the assignee of the whole or part of a Partnership Interest of a Managing General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner, Limited Partner or General Partner only if such assignee shall have become a substituted Managing General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner, Limited Partner or General Partner in accordance with this Agreement; provided, that such an assignee who has not become a substituted Managing General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner, Limited Partner or General Partner shall be considered a Managing General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner, Limited Partner or General Partner for purposes of Article 7 and the distribution provisions of Article 9 hereof.

          (C) The Managing General Partner is authorized, pursuant to the power of attorney set forth in Section 12.2 hereof, without requesting the consent of the Partners to amend this Agreement and the Certificate to reflect the admission of any Person who complies with the provisions of Section 10.4(A) and the other provisions of Articles 10 and 11.

10.5 Amendment of Certificate and Qualification Filings. If required under applicable law after a Person has become an additional or substituted Partner, the Managing General Partner shall cause an amendment to the Certificate or any state qualification filing reflecting the admission of such Partner to be prepared and filed promptly, and each Limited Partner and General Partner agrees that his attorney-in-fact (appointed in accordance with Section 12.2 hereof) may execute such amendment on his/its behalf and any Managing General Partner who may hereafter withdraw from the Partnership appoints any remaining or successor Managing General Partner his attorney-in-fact and agrees that said attorney-in-fact may execute such amendment on his behalf. However, unless otherwise agreed, the Partnership shall recognize the substituted Partner by no later than ten days after the date on which such assignee satisfies the conditions of this Article 10, regardless of when an amendment to the Certificate or state qualification filing, if any, is filed.

10.6 Limitation on Sale or Exchange of Partnership Interests. Notwithstanding any provision of this Agreement, no Transfer of a Managing General Partner, General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited Partner or Limited Partner Interest may be made if the Interest sought to be Transferred, when added to the total of all other Interests Transferred within a period of 12 consecutive months prior thereto, equals or exceeds 50% of the aggregate of all Interests, unless such Transfer is consented to by the Managing General Partner.

10.7      Fundamental Issues; Disengagement.

          (A) At any time after the sixth anniversary of the original execution date of this Agreement, if either (i) the Managing General Partner and a majority of the Preferred Limited Partner Interests held by the ACP Preferred Limited Partner (as defined in Section 3.7(C)(1)(e) hereof) (the group of Partners consisting of the Managing General Partner and the ACP Preferred Limited Partners collectively being the "ACP Holdings Partners") or (ii) the General Partner, the Limited Partner and a majority of the Preferred Limited Partner Interests held by the Telesat Preferred Limited Partner (as defined in Section 3.7(C)(1)(e) hereof) (the group of Partners consisting of the General Partner, the Limited Partner and the Telesat Preferred Limited Partners collectively being the "Telesat Partners") desires in their sole discretion to terminate their status and relationship as Partners with the other group of Partners in the Partnership (the "Other Partners"), the ACP Holdings Partners or the Telesat Partners, as the case may be, so desiring to terminate (the "Electing Partners") shall provide written notice (the "Electing Notice") to such effect to each of the Other Partners. The Electing Notice shall be signed by the Electing Partners and shall state that it is an Electing Notice pursuant to Section 10.7(A).

               (1) Within 15 days of the delivery of the Electing Notice, the Electing Partners and the Other Partners shall commence good faith negotiations in a commercially reasonable manner with the objective of negotiating mutually agreeable terms, procedures and financial arrangements for the Electing Partners to terminate their relationship as Partners with the Other Partners in the Partnership.

               (2) In the event the Electing Partners and the Other Partners cannot reach a mutual agreement to terminate their relationship within 60 days of the delivery of the Electing Notice, the parties shall terminate the negotiations, the Managing General Partner shall provide a written notice (a "Terminating Notice") of such termination to all Partners, and the parties shall proceed in accordance with Sections 10.7(C) through 10.7(E) below.

          (B) In addition, in the event that the Managing General Partner has sought the approval of a Majority-in-Interest or a Super Majority-in-Interest, as the case may be, with respect to a Fundamental Issue (as defined below in Section 10.7(E)), and such approval has not been obtained within the applicable time period therefor under this Agreement or the General Partner and Limited Partner have notified the Managing General Partner in writing that they will not grant the necessary approval therefor, then

               (1) The Managing General Partner shall have the right, but not the obligation, to provide written notice (the "Preliminary Notice") to the General Partner and Limited Partner to the effect that the Managing General Partner is exercising its rights under this
                     Section 10.7(B)(1). Within 15 days after delivery of the Preliminary Notice the Managing General Partner, the General Partner and the Limited Partner shall commence good faith negotiations in a commercially reasonable manner with the objective of reaching a mutually agreeable resolution to the dispute with respect to the Fundamental Issue for which necessary approval was not obtained.

               (2) In the event such Partners cannot reach a mutually agreeable resolution to the dispute, within 60 days after delivery of the Preliminary Notice, the parties shall terminate the negotiations, and proceed in accordance with Sections 10.7(C) through 10.7(E) below, but only if the Managing General Partner so elects and provides, within 45 days after the termination of the negotiations, written notice (the "Trigger Notice") to the General Partner and the Limited Partner to that effect, stating that such notice is being provided pursuant to Section 10.7(B)(2).

          (C)  Upon delivery of a Terminating Notice as described in
               Section 10.7(A)(2) or upon delivery of a Trigger Notice pursuant to Section 10.7(B)(2) (in either case, a "Trigger Date"), the parties shall proceed as follows:

               (1) Within 60 days after the Trigger Date, the Telesat Partners shall deliver to the ACP Holdings Partners an irrevocable, unconditional written offer (the "Offer") meeting the following requirements:

                     (a) The Offer shall state a single cash price representing the value (the "Equity Value") of all the Interests of the Managing General Partner, the General Partner, the Limited Partner, and all Preferred Limited Partners in the Partnership, which Equity Value shall be based on a fair market valuation of the Partnership (and its assets and liabilities) as a going concern, and which shall take into account and assume the full payment of principal and interest on all outstanding Senior Debt and the full payment of all amounts of unpaid Senior Priority Return and Special Priority Return and the full repayment of the Adjusted Capital Contributions of all Senior Limited Partners and Special Limited Partners.

                     (b) The Offer shall also include a reasonably detailed schedule or exhibit setting forth the methodology (including any assumptions) used in determining the Equity Value, including but not limited to a statement of the multiple of annualized Cash Flow for the most recent fiscal quarter for which financial statements are available, which multiple was used in or resulted from such determination of Equity Value.

                     (c) The Offer shall contain as an exhibit an opinion from a nationally recognized investment banking firm with expertise in valuation of CATV Systems (the "Investment Banker") to the effect that (i) the Equity Value set forth in the Offer is fair and based on a fair market valuation of the Partnership as described in Section 10.7(C)(1)(a) and (ii) each Secondary Florida System Price set forth in the Offer as described below is fair and based on a fair market valuation of the applicable Secondary Florida System as described in Section 10.7(C)(1)(d)(v). The Investment Banker shall be a firm mutually agreed to by the parties within 10 days of the Trigger Date or, if the parties cannot so agree, shall be selected by two other nationally recognized investment banking firms, one selected by the ACP Holdings Partners and one selected by the Telesat Partners, within 20 days of the Trigger Date.

                     (d)  The Offer shall state that the Telesat
                          Partners (or their designees):

                          (i)   are offering (the "Buy Offer") to
                                purchase the Interests held by the
                                Managing General Partner and the ACP
                                Preferred Limited Partners for an
                                aggregate purchase price of two-thirds
                                (2/3) times the Equity Value (the "Buy
                                Price"), with one-half (1/2) of the
                                Buy Price to be paid in cash, one-
                                fourth (1/4) of the Buy Price to be
                                paid either in cash or in a Short Term
                                Purchase Note (as defined below) or in
                                a combination thereof, and the
                                remaining one-fourth (1/4) of the Buy
                                Price to be paid either in cash or in
                                a Purchase Note (as defined below) or
                                in a combination thereof;

                          (ii)  are offering (the "Sell Offer") to
                                sell to the Managing General Partner
                                and the ACP Preferred Limited Partners
                                (or their designees) for an aggregate
                                purchase price of one-third (1/3) of
                                the Equity Value (the "Sell Price"),
                                the Interests of the General Partner,
                                the Limited Partner and the Telesat
                                Preferred Limited Partners, with  one-
                                half (1/2) of the Sell Price to be
                                paid in cash, and one-half (1/2) of
                                the Sell Price to be paid either in
                                cash or in a Sale Note (as defined
                                below) or in a combination thereof;

                          (iii) are agreeing, in the case of either a
                                Buy Offer or a Sell Offer, (x) to have
                                all principal and interest on Senior
                                Debt, all unpaid Senior Priority
                                Return and Special Priority Return and
                                all Adjusted Capital Contributions of
                                Senior Limited Partners and Special
                                Limited Partners (which Senior Debt or
                                Interests are held by Partners (or
                                their Affiliates) receiving the
                                respective Buy Price or Sell Price, as
                                the case may be) paid in full at the
                                closing thereof, and (y) to use all
                                commercially reasonable efforts, in
                                good faith and using prudent business
                                judgment under the circumstances, to
                                pay as much of the Buy Price or Sell
                                Price (as the case may be) in cash as
                                is reasonably practicable,
                                notwithstanding the provisions of
                                Section 10.7(C)(1)(d)(i) and (ii);

                          (iv)  are agreeing to use all commercially
                                reasonable efforts to pay in full the
                                Short Term Purchase Notes before the
                                Purchase Notes, in the event both
                                Notes are issued in payment of the Buy
                                Price; and

                          (v)   in the case of a Buy Offer, are also
                                offering to purchase severally (the
                                "Secondary Buy Offer") each CATV
                                System located in Florida (a
                                "Secondary Florida System") which is
                                owned or controlled by the ACP
                                Holdings Partners, Adelphia, the Rigas
                                Family or an Approved Adelphia
                                Transferee (collectively, the
                                "Secondary Offerees") for cash in an
                                aggregate amount equal to the
                                Secondary Buy Price as defined below.
                                The "Secondary Buy Price" shall be the
                                aggregate sum of the purchase prices
                                for asset purchases of each Secondary
                                Florida System, each such purchase
                                price being equal to the fair market
                                value in an asset purchase of such
                                Secondary Florida System as a going
                                concern (taking into account its
                                assets and liabilities) (each a
                                "Secondary Florida System Price").
                                The Secondary Buy Offer shall also
                                state that the ACP Holdings Partners
                                shall have the right to reject the
                                Secondary Buy Offer (x) in the
                                Response (as defined below), as to any
                                Secondary Florida System and (y) after
                                acceptance in the Response, as to any
                                Secondary Florida System for which
                                approvals or consents to transfer
                                cannot reasonably be obtained, and
                                that in any event the closing for a
                                full or partial acceptance of the
                                Secondary Buy Offer shall be at the
                                same time as the closing for the
                                acceptance of the Buy Offer.

               (2) Within 60 days after delivery of the Offer, the Managing General Partner and the ACP Preferred Limited Partners (the "Offeree Partners") shall provide a written response to the Offer to the Telesat Partners (the "Response"), which shall state that:

                     (a) the Offeree Partners accept the Buy Offer and, separately, whether the Secondary Offerees accept the Secondary Buy Offer as to each Secondary Florida System (subject to the right to reject after acceptance as set forth in Section 10.7(C)(1)(d)(v));

                     (b) the Offeree Partners accept the Sell Offer and agree to the provisions of Section
                          10.7(C)(1)(d)(iii)(y); or

                     (c) the Offeree Partners decline both the Buy Offer and the Sell Offer and elect to continue the business of the Partnership and the relationship of the Partners among each other as had been the case prior to the Trigger Date, including if applicable the lack of necessary approval on the Fundamental Issue for which approval was not obtained, provided that the Offeree Partners shall have no right to decline under this clause (c) if the provisions hereof have been triggered under Section 10.7(A).

          (D) In the event the Buy Offer or the Sell Offer is accepted in the Response, the Closing shall be held on a mutually agreeable date within the later to occur of 270 days following the delivery of the Response or seven (7) days following the receipt of all regulatory consents and approvals necessary to consummate the transactions, and the parties shall use all commercially reasonable efforts to obtain all necessary consents and approvals thereto and to deliver all agreements, certificates, opinions and other documents related thereto as would be reasonable and customary in similar transactions. If a Purchase Note, a Short Term Purchase Note or a Sale Note is to be delivered at Closing, (i) the party to be receiving any such Note shall cooperate with the party to be delivering any such Note to provide or make available all information necessary for the registration of such Note pursuant to
               Section 10.7(E)(1) or (2) and (ii) the party delivering any such Note at Closing shall, no less than three (3) and no more than fifteen (15) business days prior to Closing, deliver to the other party an opinion by a nationally recognized investment banking firm to the effect that, as of the date of the opinion, each such Note to be delivered has a fair market value not materially less than the portion of the Buy Price or Sell Price (as the case may be) that such Note represents.

          (E) For purposes of this Section 10.7, the following shall apply:

               (1) The "Sale Note" or the "Purchase Note" shall be one or more senior unsecured promissory notes of the Partnership, with a ten (10) year maturity, interest payable quarterly, payable in full as to principal and interest at maturity and with the right of prepayment without penalty or premium, registered by the Partnership for resale by the holders thereof under the Securities Act and containing covenants and other provisions otherwise substantially similar to the covenants and default and other provisions of Adelphia's 12.5% Senior Notes Due 2002. The interest rate for any such Note shall be selected by the party responsible for delivering such Note at Closing but shall be subject to the requirements of Section 10.7(D).

               (2) A "Short Term Purchase Note" shall be identical to a Purchase Note except that a Short Term Purchase Note shall have a maturity of eighteen (18) months. The interest rate for any such Note shall be selected by the party responsible for delivering such Note at Closing but shall be subject to the requirements of Section 10.7(D).

               (3) A "Fundamental Issue" shall include any of the following matters for which the Managing General Partner has sought the required approval of a Majority-in-Interest, a Super Majority-in-Interest, the Limited Partner or the General Partner, and for which the required approval has not been granted:

                     (a) a material amendment of this Agreement for which approval is sought under Section
                          4.7(A);

                     (b)  any matter for which approval is sought under
                          Section 4.7(G), provided that at least one year has elapsed from the time a proposed Budget has been provided pursuant to Sections 4.7(G)(iv)(y);

                     (c)  any matter for which approval is sought under
                          Section 4.7(B), 4.7(E), 4.7(I), or 4.7(L);
                          and

                     (d)  any matter for which approval is sought under
                          Section 4.8(B).

10.8      Certain Bankruptcy Matters.

          (A) As used in this Section 10.8, a "Transfer Event" shall occur in the event that Adelphia, the Rigas Family and Persons controlled by either of them do not collectively hold operating control (the meaning of which shall not be restricted by the definition of "control" in this Agreement) over, and control over day to day business decisions of, Adelphia or the Managing General Partner for a period of at least ten (10) consecutive days as a result of a Bankruptcy Event of Adelphia or the Managing General Partner. A "Bankruptcy Event" of a Person shall occur in the event the Person:

               (a) The institution by or against it of a case or other proceeding under any section or chapter of the Federal Bankruptcy Code (Title 11 of the United States Code) as now existing or hereafter amended or becoming effective, or any similar order or decree under any federal or state law now in existence or hereafter enacted having the same general purpose, and which, if involuntary, such proceeding or such order or decree is not dismissed, stayed, discharged or vacated within ninety (90) days thereafter;

               (b)   Shall be dissolved or liquidated;

               (c) Admits in writing its inability to pay its debts generally as they become due;

               (d) Makes an assignment for the benefit of its creditors;

               (e) Causes, suffers, permits or consents to the appointment of a receiver, custodian, trustee, administrator, conservator, sequestrator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets and such appointment is not revoked or terminated and such official is not discharged of his duties within ninety (90) days of his appointment; or

               (f) The attachment, execution or other judicial seizure of all or any substantial part of its assets or of its percentage ownership interest in the Partnership or any part thereof, remaining undismissed or undischarged for a period of fifteen
                     (15) days after the levy thereof.

          (B) In the event that a Transfer Event occurs, the Telesat Partners shall have the rights and duties of the ACP Holdings Partners set forth in Section 10.7(C), (D) and
               (E) and the ACP Holdings Partners shall have the rights and duties of the Telesat Partners set forth in Section 10.7(C), (D) and (E) to the effect that the ACP Holdings Partners must make the Offer to buy the Interests held by the Telesat Partners or sell the Interests held by the ACP Holdings Partners to the Telesat Partners, and the Telesat Partners will serve as the Offeree Partners.

          (C) Notwithstanding anything to the contrary contained herein, the Managing General Partner and the General Partner (collectively, the "Referenced Partners") acknowledge and agree that the partnership form of association creates a fiduciary relationship between the Referenced Partners, which is based upon personal trust and confidence. The Referenced Partners further acknowledge and agree that each has entered into this Agreement in reliance upon the unique knowledge, experience and expertise of the other Referenced Partners in the planning, development, management and operation of the CATV Systems, and in reliance on the duties of loyalty, trust and confidentiality which each of the Referenced Partners undertakes, as provided in this Agreement, and upon the fiduciary nature of the relationship. The duties and obligations of each of the Referenced Partners, as set forth in this Agreement, are, therefore, nondelegable fiduciary duties and obligations, which are not (except as expressly permitted in this Agreement), assignable or assumable without the express written consent of the other Referenced Partner as provided in this Agreement. The Referenced Partners further acknowledge that this is an agreement under which applicable law excuses each of the Referenced Partners from accepting performance, after a Transfer Event has occurred and is continuing, from any person which is a debtor in a case under the Bankruptcy Code, 11 U.S.C. Section 101 et seq., from a trustee of any such debtor or from an assignee of any such debtor or trustee. If notwithstanding the foregoing, any interest, right or duty is assigned and/or assumed, (a) any entity or person to which such assignment has been made pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act, to have assumed all of the obligations and duties arising under this Agreement on and after the date of such assignment, and, upon demand, any such assignee shall execute and deliver to the Partnership an instrument confirming such assumption and such other documents and instruments as shall reasonably be necessary or advisable to effectuate such assignment, and the failure to deliver such instruments shall be deemed a Bankruptcy Event and the other Partners (the "Nondefaulting Partners") which are not Affiliates of the Referenced Partner shall be entitled to exercise the remedies provided in this Section 10.8 with respect thereto.

          (D) In the event of a Transfer Event, the Nondefaulting Partners may, at their option, remove the Managing General Partner (the "Defaulting Partner") and designate one of themselves or their designee as the sole Managing General Partner, in which event from and after the exercise of such option, actions to be taken and decisions to be made by or on behalf of the Partnership with respect to the conduct of the business and affairs of the Partnership may thereafter be taken or made without the approval of the Defaulting Partner, notwithstanding any provisions of this Agreement to the contrary. In such case, automatically and without further action (A) the Interest of the Defaulting Partner in the Partnership shall be converted to a limited partnership interest of a special class as provided in Section 11.4 and such Defaulting Partner shall not be deemed to have any rights as Managing General Partner, (B) all rights to appoint representatives to the Operating Committee shall terminate and be of no further force and effect, (C) all voting and consent rights as Managing General Partner shall also terminate and be of no further force and effect, and (D) the Defaulting Partner shall be considered to have involuntarily withdrawn as Managing General Partner for purposes of Section 11.1 hereof upon the designation of the new Managing General Partner. The provisions of Section 11.5 hereof shall not be applicable to the designation of a new Managing General Partner pursuant to this Section 10.8(D).


                                ARTICLE 11
                  WITHDRAWAL OF MANAGING GENERAL PARTNER,
                    SUCCESSOR MANAGING GENERAL PARTNER

11.1      Involuntary Withdrawal of a Managing General Partner.

          (A) A Managing General Partner may be removed by the action of Partners (other than the Managing General Partner) holding more than 51% of the outstanding Units in the Partnership excluding Units held by the Managing General Partner only for specified conduct constituting negligence, willful misconduct, fraud or material breach of the Managing General Partner's duties (including without limitation fiduciary duties), covenants or agreements under this Agreement or the Investment Agreement. The Interest and Units of the Managing General Partner who is removed shall be treated as provided in Section 11.4 hereof.

          (B) A Managing General Partner shall automatically be deemed to have involuntarily withdrawn as Managing General Partner without action by the other Partners if the Managing General Partner dissolves or a final adjudication of bankruptcy is rendered against such Managing General Partner and, in the case of an individual Managing General Partner, a final adjudication of incompetence is rendered against him or in the event of his death.

          (C) A Managing General Partner who involuntarily withdraws shall be indemnified by the Partnership as to Partnership obligations arising after the effective date of his or its removal. However, the foregoing sentence shall not reduce the Managing General Partner's liability for his or its willful misconduct, gross negligence, breach of fiduciary duty or fraud.

          (D) The involuntary withdrawal of a Managing General Partner who is not the sole remaining Managing General Partner shall not cause the dissolution of the Partnership, but rather the Partnership shall continue under the management of the remaining Managing General Partner and the Interest and Units, if any, retained by the former Managing General Partner shall be treated as provided in Section 11.4.

11.2 Resignation of a Managing General Partner. A Managing General Partner may resign from its duties and obligations as a Managing General Partner upon receiving the consent of a Super Majority-in-Interest, which shall not be unreasonably withheld. Any Interest and Units retained by the resigning Managing General Partner after his resignation shall be treated as provided in
          Section 11.4.

11.3 Sole Remaining Managing General Partner. The dissolution, removal, resignation, or final adjudication of bankruptcy of the sole remaining Managing General Partner and, in the case of an individual Managing General Partner, the death or a final adjudication of incompetence of the sole remaining Managing General Partner, will cause the dissolution and liquidation of the Partnership as provided in Article 9; provided, that the Partnership shall continue if (i) Partners holding a majority in economic interest (based on the amount of the Adjusted Capital Contribution for each Partner) of each of the Special Limited Partners and the Preferred Limited Partners, and (ii) Partners holding a majority of the Units (other than such sole remaining or such individual Managing General Partner) agree, within 90 days of any such occurrence, to continue the business of the Partnership and a new Managing General Partner is elected.

11.4 Status of Former Managing General Partner. The Interest and Units of a Managing General Partner which involuntarily withdraws as provided in Section 11.1 or resigns as provided in
          Section 11.2, which are not sold or otherwise transferred shall be converted to a limited partner Interest of a special class and the former Managing General Partner (or his heirs, executor, administrator, personal representative, or trustee) shall not have any right to participate in the management of the business of the Partnership, shall not be deemed a Limited Partner or General Partner for purposes of any action requiring the approval of Limited Partners or General Partner, shall not be entitled to vote on any Partnership matter except as otherwise provided in Section 12.6 and shall not be entitled to any amount allocable or distributable to the Limited Partners or General Partner. Such special limited partner shall be entitled to all allocations and distributions which would have been allocable or distributable if such special limited partner had remained a Managing General Partner with respect to that portion of its Interest not sold or transferred to the remaining Managing General Partner.

11.5 Additional or Substitute Managing General Partner. An additional or substitute Managing General Partner may be designated by the Managing General Partner at any time with the consent of a Majority-in-Interest (unless the additional or substitute Managing General Partner is an Approved Adelphia Transferee, in which case no such consent is required) and may be admitted to the Partnership as a Managing General Partner subject to satisfaction of the conditions for substitution provided in Section 10.4. Any such additional or substitute Managing General Partner shall have all the rights and obligations of a Managing General Partner.


                                ARTICLE 12
                            GENERAL PROVISIONS

12.1 Certificates, etc. At the expense of the Partnership, the Managing General Partner shall promptly have prepared, executed, and filed, maintained or recorded all legally required fictitious name or other applications, registrations, publications, certificates, and affidavits for filing with the proper governmental authorities and have arranged for the proper advertisement, publication, and filing of record thereof.

12.2 Power of Attorney. The Limited Partner, Senior Limited Partner, Special Limited Partners, Preferred Limited Partners and General Partner, by their execution of this Agreement hereby irrevocably make, constitute and appoint the Managing General Partner and any successor Managing General Partner or agent(s) duly appointed in accordance with the provisions of this Agreement, its true and lawful attorney-in-fact for it and in its name, place and stead and for its use and benefit, from time to time:
          (A) to make, file and record all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect or effect, as the case may be:

               (i) a change of the name or the location of the principal place of business of the Partnership;

               (ii) the transfer or acquisition of any Interests or Units by a Partner in any manner permitted by this Agreement;

               (iii) a person becoming a substituted or additional
                     Partner of the Partnership as permitted by this Agreement;

               (iv) a change in any provision of this agreement effected by the exercise by any person of any right or rights hereunder;

               (v)   a correction of a scrivener's error; and

               (vi) the dissolution and termination of the Partnership pursuant to this Agreement.

          (B) to make certificates, affidavits, instruments and documents required by, or appropriate under, the laws of Delaware or other applicable states in connection with the use of the name of the Partnership by the Partnership;

          (C) to make certificates, instruments and documents which the General Partner or the Limited Partner are required to make, or which are appropriate for the General Partner or the Limited Partner to make, under the laws of Delaware or other applicable states to reflect:

               (i) any changes in or amendments to this Agreement, or pertaining to the Partnership, of any kind referred to in this Section 12.2; and

               (ii) any other changes in or amendments to this Agreement, but only if and when the consent thereto has been obtained from the Limited Partner and the General Partner as required herein;

          (D) each of the agreements, certificates, affidavits, instruments and documents made pursuant to paragraphs (A) through (C) of this Section 12.2 shall be in the form that the Managing General Partner and counsel for the Partnership deem appropriate. The powers conferred by this Section to make agreements, certificates, affidavits, instruments and documents shall be deemed to include without limitation the powers to sign, execute, swear to, verify, deliver, file, record or publish them.

          This power of attorney is coupled with an interest and is irrevocable and may be exercised by the Managing General Partner as attorney-in-fact.

12.3 Partners' Relationships Inter Se. Except as expressly provided herein, nothing herein contained shall be construed to constitute any Partner the agent of any other Partner or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

12.4 Notices, etc. Except, as otherwise expressly provided herein, all notices which are required or contemplated by this Agreement shall be in writing. Delivery of such notices shall be deemed to be made when the same are either delivered to the Person entitled thereto or sent by telecopy (fax) to such Person or five (5) days after being deposited in the mails, by certified or registered mail, with postage prepaid or delivered to the telegraph company, addressed to such Person at his last known mailing address.

12.5 Confidentiality. The Managing General Partner, the Limited Partner, the Senior Limited Partner, the Special Limited Partners, the Preferred Limited Partners and the General Partner shall maintain the confidentiality of all information about the Partnership, including, without limitation, its finances, activities, proposed activities, opportunities and business plans; provided, however, that nothing herein shall prevent the disclosure of such information by the Managing General Partner, the Senior Limited Partner, the Special Limited Partners, the Preferred Limited Partners, the Limited Partner or the General Partner if: (a) it is seeking to enforce its rights against the Partnership under this Agreement or otherwise; (b) it is required to do so by an order of court or other competent governmental authority or by governmental process or as otherwise required by law; (c) such information is or shall have become part of the public domain through Section 12.5(e) or otherwise or through no fault of the Partner making the disclosure; (d) such information is needed by the Managing General Partner, the Senior Limited Partner, the Special Limited Partners, the Preferred Limited Partners, the Limited Partner or the General Partner in completing any tax returns or in responding to any inquiries of applicable tax authorities with respect to such tax returns; or (e) such disclosure is required on behalf of any party pursuant to the Federal or state securities laws.

12.6      Integration and Amendments.

          (A) This Agreement and the Investment Agreement represent the entire understanding of the parties with respect to the subject matter hereof. No revocation, waiver, modification or amendment of this Agreement shall be binding unless in writing and approved by the Managing General Partner and a Majority-in-Interest; provided, however, that approval of a Majority-in-Interest shall not be required in the case of any amendment to this Agreement by the Managing General Partner pursuant to this Section
               12.6 or any other provision of this Agreement specifically authorizing such amendment to be made without the approval of a Majority-in-Interest; provided, further, however, that no amendment shall be made to this Agreement if such amendment would: (a) result in the loss of limited liability for any Senior Limited Partner, Special Limited Partner, Preferred Limited Partner or Limited Partner; (b) amend this Section 12.6, or (c) amend this Agreement in a manner which would have a materially adverse effect upon the Senior Limited Partner, Limited Partner, Special Limited Partners, Preferred Limited Partners or General Partner without the consent of such Partner. By execution of this Agreement, each of the Partners represents and warrants that it has relied on no oral or written statements, promises, inducements, representations or warranties to enter into this Agreement except for those expressly set forth herein and in the Investment Agreement. The Partners agree that the inclusion of this provision evidences the intent of the Partners that no other evidence shall be admissible to alter or vary the terms of this Agreement. The inclusion of this provision herein has been a material inducement for each of the Partners to enter into this Agreement. Subject to the restrictions set forth in this Section 12.6, the Managing General Partner shall be authorized to amend this Agreement without the approval of a Majority-in-Interest solely in order to reflect the issuance of additional Preferred Limited Partner Interests or Special Limited Partner Interests in accordance with Article 3 hereof. No amendment shall be made to this Agreement which would reduce the rights of the Senior Limited Partner, Preferred Limited Partners or Special Limited Partners to receive distributions from the Partnership pursuant to Articles 7 or 9 hereof without the consent of the Senior Limited Partner, the Preferred Limited Partners or the Special Limited Partners, as the case may be. No amendment shall be made to this Agreement which would result in the loss of the limited liability of any limited partner of a special class created as provided in Section 11.4. Notice of any amendment or supplement made to this Agreement shall be sent to all of the Partners as provided in
               Section 12.4. Without limiting the generality of the foregoing, and subject to the restrictions set forth in this Section 12.6, the Managing General Partner is specifically authorized, without being required to obtain the approval of a Majority-in-Interest, to enter into any amendment to this Agreement which it shall deem necessary or desirable in order to satisfy any requirements contained in any opinion, directive, order, ruling, or regulation of the Securities and Exchange Commission, the Service or any other Federal, state, or local governmental authority or agency, or to comply with any Federal, state or local law, rule or regulation or any judgment, decree, writ, injunction, or order of any court, administrative agency, arbitrator, or governmental authority or agency.

          (B) The Partners agree that, upon the reasonable request of the Managing General Partner, they will take all reasonable and necessary actions to amend this Agreement to redefine their voting and economic interests so as to combine the Preferred Limited Partner Interests and the Units into one common class of Partnership equity, so long as such amendment does not have a material adverse effect on the aggregate economic interests and voting rights of the Partners.

12.7 Interpretation. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. As used in this Agreement, the masculine gender shall include the feminine or neuter gender, and the plural shall include the singular wherever appropriate. The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. The rule of interpretation that an agreement should be construed against its draftsman shall not apply to this Agreement.

12.8 Nonrecourse Obligations. The Managing General Partner will cause any loan or credit agreements and other financing documents entered into by the Partnership to contain language to the effect that such obligations shall be non-recourse to the Limited Partners, Senior Limited Partner, Preferred Limited Partners and Special Limited Partners. The Managing General Partner shall use commercially reasonable efforts to cause any such loan or credit agreements and other financing documents to contain language to the effect that such obligations shall be non-recourse to the General Partner and Managing General Partner.

12.9 Counterparts. The parties hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.

12.10 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained herein. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the completion of the transactions contemplated hereby to be unreasonable.























        IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Partnership Agreement by their duly authorized officers or attorneys-in-fact on the day and year first above written.

         MANAGING GENERAL PARTNER:

         ACP HOLDINGS, INC.


         By: ______________________________
             Name:
             Title:


         GENERAL PARTNER:

         CABLE GP, INC.


         By:
              Name:
              Title:


         LIMITED PARTNER:

         CABLE LP III, INC.


         By: ______________________________
             Name:
             Title:


         PREFERRED LIMITED PARTNERS:

         ACP HOLDINGS, INC.


         By:
             Name:
             Title:


         CABLE LP III, INC.


         By:
             Name:
             Title:

         SENIOR LIMITED PARTNER:

         CABLE LP III, INC.


         By:
             Name:
             Title:

                                 EXHIBIT A


                       WITHDRAWING LIMITED PARTNERS


Joseph S. Gans, Sr.
Irene F. Gans
Joseph S. Gans, III
Janice Gans Moisey

                                 EXHIBIT B


                          CAPITAL CONTRIBUTIONS*


Managing General Partner:  $5,000.00


General Partner:  $100.00


Limited Partner: $4,900.00


Preferred Limited Partner (ACP Holdings, Inc.):  $225,000,000.00


Preferred Limited Partner (Cable LP III, Inc.): $112,500,000.00


Senior Limited Partner (Cable LP III, Inc.):  $20,000,000.00


* The amounts set forth on this Exhibit B include Capital Contributions made prior to the date of this Agreement, and contributions of property made pursuant to and as described in the Investment
     Agreement. The Senior Limited Partner Interest is issued in exchange for goodwill, going concern value and assembled workforce.

                                 EXHIBIT C


                         PLP PERCENTAGE INTERESTS


Preferred Limited Partner:               PLP Percentage Interest

ACP Holdings, Inc.                              66.67%

Cable LP III, Inc.                              33.33%

                                 EXHIBIT D


                                   UNITS


Managing General Partner:  5.0 Units


General Partner:   .1 Units


Limited Partner:  4.9 Units

                                 EXHIBIT E


             METHODOLOGY FOR ALLOCATION OF CORPORATE OVERHEAD

                                 EXHIBIT F


                SENIOR DEBT AS OF THE DATE OF THE AGREEMENT


ACP Holdings, Inc. or its Affiliates            $40,000,000.00

                             TABLE OF CONTENTS

                       OLYMPUS COMMUNICATIONS, L.P.
                        SECOND AMENDED AND RESTATED
                       LIMITED PARTNERSHIP AGREEMENT
                                                                       Page

ARTICLE 1      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .2
        1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2      THE PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . 11
        2.1    Name. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
        2.2    Offices . . . . . . . . . . . . . . . . . . . . . . . . . 12
        2.3    Purposes. . . . . . . . . . . . . . . . . . . . . . . . . 12
        2.4    Authority of the Partnership. . . . . . . . . . . . . . . 12
        2.5    Execution and Filing of the Certificate . . . . . . . . . 13
        2.6    Other Qualifications. . . . . . . . . . . . . . . . . . . 14

ARTICLE 3      CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . 14
        3.1    Capital Contribution of the Managing General Partner. . . 14
        3.2    Capital Contributions of the General Partner. . . . . . . 14
        3.3    Capital Contribution of the Limited Partner . . . . . . . 14
        3.4    Capital Contribution of the Preferred Limited Partners. . 15
        3.5    Capital Contribution of a Special Limited Partner . . . . 15
        3.6    Capital Contributions of the Senior Limited Partner . . . 15
        3.7    Additional Capital Contributions. . . . . . . . . . . . . 15
        3.8    Capital Accounts. . . . . . . . . . . . . . . . . . . . . 19
        3.9    No Return of or Interest on Capital; No Partition . . . . 20
        3.10   Third Party Beneficiaries . . . . . . . . . . . . . . . . 20
        3.11   Senior Debt . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 4      MANAGEMENT OF THE PARTNERSHIP . . . . . . . . . . . . . . 21
        4.1    Rights and Duties of Partners, Control. . . . . . . . . . 21
        4.2    Fiduciary Duties of the Managing General Partner. . . . . 22
        4.3    Power of the Managing General Partner . . . . . . . . . . 22
        4.4    Partners and Their Affiliates Dealing with the Partnership27
        4.5    Other Activities. . . . . . . . . . . . . . . . . . . . . 29
        4.6    Holding of Property . . . . . . . . . . . . . . . . . . . 31
        4.7    Majority-in-Interest Approval of Certain Matters. . . . . 31
        4.8    Super Majority-in-Interest Approval of Certain Matters. . 34
        4.9    Offer to Purchase Partners' Interests . . . . . . . . . . 35
        4.10   Operating Committee . . . . . . . . . . . . . . . . . . . 35

ARTICLE 5      EXCULPATION AND INDEMNIFICATION . . . . . . . . . . . . . 36
        5.1    Exculpation . . . . . . . . . . . . . . . . . . . . . . . 36
        5.2    Partnership Indemnification of the Partners . . . . . . . 36

ARTICLE 6      RIGHTS, OBLIGATIONS AND REPRESENTATIONS OF LIMITED
               PARTNERS. . . . . . . . . . . . . . . . . . . . . . . . . 37
        6.1    Liability of Partners . . . . . . . . . . . . . . . . . . 37
        6.2    Representations of Telesat. . . . . . . . . . . . . . . . 38
        6.3    Indemnification of Managing General Partner and
               Partnership for Breach of Representations and Warranties. 39
        6.4    Voting Rights . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE 7      ALLOCATIONS OF PROFITS AND LOSSES; CASH FLOW DISTRIBUTIONS41
        7.1    Profits . . . . . . . . . . . . . . . . . . . . . . . . . 41
        7.2    Losses. . . . . . . . . . . . . . . . . . . . . . . . . . 41
        7.3    Distributions . . . . . . . . . . . . . . . . . . . . . . 41
        7.4    Senior Priority Return, Special Priority Return and
               Priority Return Allocations . . . . . . . . . . . . . . . 42
        7.5    Special Allocations . . . . . . . . . . . . . . . . . . . 43
        7.6    Curative Allocations. . . . . . . . . . . . . . . . . . . 44
        7.7    Tax Allocations:  Code Section 704(c) . . . . . . . . . . 45
        7.8    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 45

ARTICLE 8      ACCOUNTING AND TAX MATTERS
        8.1    Books and Records . . . . . . . . . . . . . . . . . . . . 46
        8.2    Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . 47
        8.3    Tax and Financial Reports . . . . . . . . . . . . . . . . 47
        8.4    Partnership's Accountant. . . . . . . . . . . . . . . . . 48
        8.5    Tax Matters Partner . . . . . . . . . . . . . . . . . . . 48
        8.6    Federal Income Tax Elections. . . . . . . . . . . . . . . 50
        8.7    Banking . . . . . . . . . . . . . . . . . . . . . . . . . 51

ARTICLE 9      TERM AND DISSOLUTION. . . . . . . . . . . . . . . . . . . 51
        9.1    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
        9.2    Dissolution . . . . . . . . . . . . . . . . . . . . . . . 51
        9.3 Actions, Death, etc., of General Partner, Senior Limited Partner, Special Limited Partner, Preferred Limited
               Partner or Limited Partner. . . . . . . . . . . . . . . . 51
        9.4    Obligation to Repay Negative Capital Accounts . . . . . . 52
        9.5    Distribution on Liquidation . . . . . . . . . . . . . . . 52

ARTICLE 10     TRANSFERS OF PARTNERSHIP INTERESTS. . . . . . . . . . . . 54
        10.1   Binding Effect and Benefit of This Agreement. . . . . . . 54
        10.2   Transfer of Interests Generally . . . . . . . . . . . . . 54
        10.3   Transfers of Interests. . . . . . . . . . . . . . . . . . 55
        10.4   Substitution of a Partner . . . . . . . . . . . . . . . . 56
        10.5   Amendment of Certificate and Qualification Filings. . . . 57
        10.6   Limitation on Sale or Exchange of Partnership Interests . 58
        10.7   Fundamental Issues; Disengagement . . . . . . . . . . . . 58
        10.8   Certain Bankruptcy Matters. . . . . . . . . . . . . . . . 66

ARTICLE 11     WITHDRAWAL OF MANAGING GENERAL PARTNER, SUCCESSOR MANAGING
               GENERAL PARTNER . . . . . . . . . . . . . . . . . . . . . 69
        11.1   Involuntary Withdrawal of a Managing General Partner. . . 69
        11.2   Resignation of a Managing General Partner . . . . . . . . 70
        11.3   Sole Remaining Managing General Partner . . . . . . . . . 70
        11.4   Status of Former Managing General Partner . . . . . . . . 70
        11.5   Additional or Substitute Managing General Partner . . . . 71

ARTICLE 12     GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . 71
        12.1   Certificates, etc.. . . . . . . . . . . . . . . . . . . . 71
        12.2   Power of Attorney . . . . . . . . . . . . . . . . . . . . 71
        12.3   Partners' Relationships Inter Se. . . . . . . . . . . . . 73
        12.4   Notices, etc. . . . . . . . . . . . . . . . . . . . . . . 73
        12.5   Confidentiality . . . . . . . . . . . . . . . . . . . . . 73
        12.6   Integration and Amendments. . . . . . . . . . . . . . . . 74
        12.7   Interpretation. . . . . . . . . . . . . . . . . . . . . . 75
        12.8   Nonrecourse Obligations . . . . . . . . . . . . . . . . . 76
        12.9   Counterparts. . . . . . . . . . . . . . . . . . . . . . . 76
        12.10  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . 76
        12.11  Partial Invalidity. . . . . . . . . . . . . . . . . . . . 76

EXHIBIT A      WITHDRAWING LIMITED PARTNERS

EXHIBIT B      CAPITAL CONTRIBUTIONS

EXHIBIT C      PLP PERCENTAGE INTERESTS

EXHIBIT D      UNITS

EXHIBIT E      METHODOLOGY FOR ALLOCATION OF CORPORATE OVERHEAD

EXHIBIT F      SENIOR DEBT AS OF THE DATE OF THE AGREEMENT

                        SECOND AMENDED AND RESTATED
                       LIMITED PARTNERSHIP AGREEMENT

                       OLYMPUS COMMUNICATIONS, L.P.